Exhibit 10.1

ARRANGEMENT AGREEMENT

BY AND AMONG

UNITED STATES STEEL CORPORATION,

1344973 ALBERTA ULC

and

STELCO INC.

Dated as of August 26, 2007

ARTICLE I	THE ARRANGEMENT	1
1.1	The Arrangement	1

1.2	Implementation Steps by the Company	2

1.3	Interim Order	4

1.4	Articles of Arrangement	4

1.5	Circular	5

1.6	Preparation of Filings, etc	5

1.7	Dissenting Shareholders	6

1.8	Amendment	6

1.9	List of Shareholders, Warrantholders and Optionholders	7

1.10	Withholding	7

1.11	Alternative Transaction Structure	7

1.12	Closing	8

1.13	Consideration	8

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
2.1	Organization and Good Standing	9

2.2	Authority and Enforceability	9

2.3	Authorizations	9

2.4	Non-Contravention	10

2.5	Capitalization	10

2.6	Subsidiaries and Principal Joint Ventures of the Company	12

2.7	Securities Laws Filings	13

2.8	Financial Statements	14

2.9	No Undisclosed Liabilities	15

2.10	Circular	15

2.11	Absence of Certain Changes or Events	15

2.12	Compliance with Law	16

2.13	Litigation	17

2.14	Contracts	17

2.15	Taxes	19

2.16	Employee Benefits	20

2.17	Properties	23

(continued)

(continued)

(continued)

		Page
9.13	Specific Performance	54

ARTICLE X	DEFINITIONS	54
10.1	Definitions	54

10.2	Other Defined Terms	61

10.3	Interpretation	63

EXHIBIT A – Plan of Arrangement
EXHIBIT B – Arrangement Resolution

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT, dated as of August 26, 2007 (this “Agreement”), by and among UNITED STATES STEEL CORPORATION, a Delaware corporation (“Parent”), 1344973 ALBERTA ULC, a corporation existing under the laws of Alberta and an indirect wholly-owned Subsidiary of Parent (“Subco”), and STELCO INC., a corporation existing under the laws of Canada (the “Company”). Capitalized terms used in this Agreement shall have the meanings assigned to them in Article X, or in the applicable Section of this Agreement to which reference is made in Article X.

WHEREAS, subject to the terms and conditions of this Agreement, the parties hereto intend to propose a statutory plan of arrangement under the CBCA pursuant to which Parent will cause Subco to, and Subco will, acquire all of the outstanding common shares in the capital stock of the Company (the “Company Shares”) for $38.50 per Company Share in cash on the terms set forth in the Plan of Arrangement attached hereto as Exhibit A;

WHEREAS, the Board of Directors of the Company (the “Board”) desires to support and facilitate the Plan of Arrangement on the terms set forth in this Agreement and has unanimously concluded, after receiving financial and legal advice and following the receipt and review of recommendations from its special committee of directors (the “Special Committee”), that it is in the best interests of the Company and the holders of Company Shares (the “Shareholders”) to enter into this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Shareholders, holding an aggregate of 20,887,548 Company Shares (being approximately 77% of the issued and outstanding Company Shares) are each entering into a support agreement with Parent (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE ARRANGEMENT

1.1 The Arrangement. The parties hereto agree, on the terms and subject to the conditions of this Agreement, to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to such changes as may be mutually agreed to by the parties in accordance with this Agreement, provided however, that no such change shall result in the Shareholders, Optionholders or Warrantholders receiving cash consideration per security less than that provided in Section 1.13 as unamended on the date hereof, or having less than all of the outstanding Company Shares, Options and Warrants be acquired. The parties will not add to or amend the conditions to the Arrangement set forth in Article VII unless such addition or amendment is made in response to an action by the Court in connection with its consideration of the Arrangement or the Plan of Arrangement.

1.2 Implementation Steps by the Company. The Company covenants in favour of Subco and Parent that the Company shall:

(a) file the initial press release contemplated by Section 6.2, together with a material change report in prescribed form and a copy of this Agreement as a material contract, with applicable securities regulatory authorities in each province of Canada;

(b) as soon as reasonably practicable after the execution and delivery of this Agreement, and in any event no later than 15 Business Days from the date of this Agreement, bring an application before the Court pursuant to section 192 of the CBCA for the Interim Order in a manner and form acceptable to Parent, acting reasonably, providing for, inter alia, the calling and holding of the Company Meeting, and thereafter proceed with such application and diligently pursue obtaining the Interim Order in such form;

(c) fix a record date for the purposes of determining the Shareholders entitled to receive notice of the Company Meeting in accordance with the Interim Order;

(d) subject to obtaining the Interim Order, convene and hold the Company Meeting as soon as reasonably practicable and in any event on or before November 5, 2007 in accordance with the Interim Order and Applicable Law for the purpose of having Shareholders consider the Arrangement Resolution and for any other proper purpose as may be set out in the Circular (as agreed to with the prior written consent of Parent, acting reasonably and in manner consistent with the purpose of this Agreement and the transactions contemplated hereby); provided that:

(i) the Company Meeting shall be held regardless of whether the Board determines at any time that this Agreement is no longer advisable or recommends that the Shareholders reject the Arrangement Resolution or any other Change of Recommendation has occurred at any time; and

(ii) the Arrangement Resolution shall be voted on before any other matter at the Company Meeting, unless otherwise previously agreed to in writing by Parent or required by a Governmental Entity;

(e) except to the extent required by a Governmental Entity or for quorum purposes (in the case of an adjournment) or an adjournment pursuant to Section 4.3(c)(iii), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without Parent’s prior written consent, and without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 1.2(d) and this Section 1.2(e) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Third Party Proposal;

(f) include in the Circular the unanimous recommendation of the members of the Board entitled to vote that the Shareholders vote in favour of the Arrangement Resolution (it being understood that such recommendation may be modified or withdrawn in the event of a Change of Recommendation permitted by Section 4.3(c));

(g) solicit from Shareholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any other Shareholder including, if so requested by Parent, using the services of dealers and proxy solicitation services, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by the Shareholders, provided that if there has been a Change of Recommendation the Company shall not be required to continue to solicit proxies but shall continue to be required to hold the Company Meeting in accordance with Section 1.2(d);

(h) take all reasonable steps necessary to allow Parent and any Subsidiary of Parent, directly or through representatives, to solicit, in accordance with Applicable Law, from Shareholders proxies in favour of the approval of the Arrangement Resolution, provided that any such solicitation shall be in a manner approved by the Company acting reasonably and, if there is a Change of Recommendation, as is permitted by Applicable Law;

(i) provide notice to Parent of the Company Meeting and, subject to Applicable Law, allow representatives of Parent to attend and speak at the Company Meeting;

(j) subject to obtaining all approvals as required by the Interim Order, bring an application as soon as reasonably practicable after the Company Meeting but in any event not later than three Business Days thereafter, before the Court pursuant to section 192 of the CBCA for the Final Order in a manner and form acceptable to Parent, acting reasonably, and thereafter proceed with and diligently pursue obtaining the Final Order in such form;

(k) subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article VII, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement pursuant to section 192 of the CBCA in a manner and form acceptable to Parent, acting reasonably;

(l) permit Parent (and its counsel) to review and comment upon drafts of all material to be filed by the Company with the Court, the Director or any Governmental Entity in connection with the Arrangement (including the Circular and any supplement or amendment contemplated by Section 1.5) prior to the service (if applicable) and/or filing of such materials, give Parent and its counsel reasonable time to review and comment upon such materials and accept any reasonable comments of Parent and its counsel. The Company shall also provide to Parent’s counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;

(m) instruct counsel acting for the Company to bring the applications referred to in Section 1.2(b) and Section 1.2(j) in cooperation with counsel to Parent; and

(n) not: (i) file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served; or (ii) send to the Director, for endorsement and filing by the Director, the Articles of Arrangement, except, in either case, as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

1.3 Interim Order. The notice of motion for the application for the Interim Order referred to in Section 1.2(b) shall request that the Interim Order provide:

(a) for confirmation of the record date for the Company Meeting;

(b) for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(c) that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by those entitled to vote that are present in person or by proxy at the Company Meeting;

(d) that, in all other respects, the terms, restrictions and conditions of the Company’s articles and bylaws, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(e) for the grant of the Dissent Rights as contemplated in the Plan of Arrangement;

(f) for the notice requirements with respect to the making of the application to the Court for the Final Order; and

(g) for such other matters as Parent and the Company may agree or Parent or Subco may reasonably require subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

1.4 Articles of Arrangement. The Articles of Arrangement shall, upon the endorsement of a certificate thereon by the Director under section 192(7) of the CBCA, with such other matters as are necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement. The Articles of Arrangement shall be prepared in draft prior to the mailing of the Circular and shall be in form satisfactory to Parent.

1.5 Circular. As promptly as practicable after the execution and delivery of this Agreement, the Company, in consultation with Parent, will prepare and complete the Circular together with any other documents required by the CBCA or other Applicable Law in connection with the Arrangement and the Company Meeting. The Company Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to Parent acting reasonably provided that Parent acknowledges that the contents of the Company Circular must ultimately be determined by the Company acting reasonably in all the circumstances. The Company will file the Circular and any other documentation required to be filed under the Interim Order and Applicable Law in all jurisdictions where the Circular is required to be filed by the Company and mail or cause to be mailed the Circular and any other documentation required to be mailed under the Interim Order and Applicable Law to Shareholders, the directors of the Company, the auditors of the Company and any other required Persons on or before September 27, 2007, all in accordance with the terms of the Interim Order and Applicable Law. In a timely and expeditious manner, the Company shall prepare (in consultation with Parent) and file amendments or supplements to the Circular (which amendments or supplements shall be in a form satisfactory to Parent and its counsel, acting reasonably) required by Applicable Law or as otherwise agreed between the Company and Parent with respect to the Company Meeting and mail or otherwise disseminate such amendments or supplements, as required by the Interim Order and in accordance with all Applicable Law, to such persons and in all jurisdictions where such amendments or supplements are required to be mailed or disseminated, complying in all material respects with all Applicable Law on the date of the mailing or dissemination thereof.

1.6 Preparation of Filings, etc.

(a) The Company shall (in consultation with Parent and its counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 – “Communication with Beneficial Owners of Securities of a Reporting Issuer” in relation to the Company Meeting and, without limiting the generality of the foregoing, shall, in consultation with Parent, use all reasonable efforts to benefit from the accelerated timing contemplated by such instrument.

(b) Parent and the Company shall cooperate in: (i) the preparation of the Circular as described in Section 1.5; (ii) the preparation and filing of any exemption or other applications or orders and any other documents required by either of them to discharge their respective obligations under Applicable Law in connection with the Arrangement; and (iii) the taking of all such action as may be required under any applicable Securities Laws or the CBCA in connection with the Arrangement and the Plan of Arrangement.

(c) Each of Parent and the Company shall furnish to the other of them, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 1.6(a) and Section 1.6(b), and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation. Each of the parties hereto will ensure that the information relating to it and its Subsidiaries, which is provided in the Circular, will not contain any Misrepresentation.

(d) Each of Parent and the Company shall promptly notify the other of them if, at any time before the Effective Time, it becomes aware that the Circular or an application for the Interim Order, the Final Order or any other filing under Applicable Law contains a Misrepresentation or otherwise requires an amendment or supplement to the Circular or such application. In any such event, each of the parties hereto will co-operate in the preparation of a supplement or amendment to the Circular or such other document, as the case may be, that corrects that Misrepresentation, and the Company will cause the same to be distributed or otherwise communicated to the Shareholders in accordance with the Interim Order, the directors of the Company, the auditors of the Company and any other required Persons and filed as required under Applicable Law.

(e) The Company shall ensure that the Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting and include in the Circular a statement that the Board has unanimously determined that the Arrangement is in the best interests of the Company and that the Board unanimously recommends that Shareholders vote in favour of the Arrangement Resolution (as contemplated by Section 1.2(f)).

1.7 Dissenting Shareholders. The Plan of Arrangement shall provide that registered Shareholders may exercise Dissent Rights with respect to their Company Shares in connection with the Arrangement pursuant to and in the manner set forth in the Interim Order and the Plan of Arrangement. The Company shall give Parent prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such notice of dissent unless Parent shall have given its prior written consent to such payment or settlement offer.

1.8 Amendment. This Agreement may, at any time and from time to time before and after the holding of the Company Meeting, but not later than the Effective Time, be amended by mutual written agreement of the parties hereto, without, subject to Applicable Law, further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation:

(a) change the time for the performance of any of the obligations or acts of the parties, including an extension of the Outside Date;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties; and

(d) waive compliance with and modify any conditions precedent contained herein,

provided, however, that after receipt of approval of the Arrangement Resolution by the Shareholders, there shall be no amendment that by Applicable Law requires further approval by the Shareholders without further approval of such Shareholders.

1.9 List of Shareholders, Warrantholders and Optionholders. At the reasonable request of Parent from time to time, the Company shall provide Parent with a list (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Company Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including Optionholders and registered Warrantholders) and a list of non-objecting beneficial owners of Company Shares or Warrants, together with their addresses and respective holdings of Company Shares or Warrants. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Shareholders and lists of holdings and other assistance as Parent may reasonably request.

1.10 Withholding. The Company, Parent, Subco, one or more other Subsidiaries of Parent or the Depositary, as the case may be, shall be entitled to directly or indirectly deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Plan of Arrangement to any Shareholder, Optionholder or Warrantholder such amounts as are entitled or required to be deducted and withheld with respect to the making of such payment under the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity directly or indirectly by the Company, Parent, Subco or one or more Subsidiaries of Parent or the Depositary, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Shareholders, Optionholders or Warrantholders, as the case may be, in respect of which such deduction and withholding was made by the Company, Parent, Subco, one or more Subsidiaries of Parent or the Depositary, as the case may be, provided that such withheld amounts are actually remitted to the appropriate Governmental Entity within the time required and in accordance with the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Applicable Law relating to Taxes.

1.11 Alternative Transaction Structure. At the request of Parent, the Company shall use commercially reasonable efforts to assist Parent to successfully implement and complete any alternative transaction structure that: (a) does not have negative financial consequences to the Company and its Subsidiaries in any material respect, would provide Shareholders, Optionholders and Warrantholders with cash consideration not less than the cash consideration per security receivable under Section 1.13 herein and would provide for the acquisition of all of the outstanding Company Shares, Options and Warrants; (b) would reasonably be expected to be completed prior to the Outside Date; and (c) is otherwise on terms and conditions no more onerous in any material respect than the Arrangement and this Agreement. In the event that the transaction structure is so modified, the relevant provisions of this Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised transaction structure, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications and adjustments.

1.12 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, as soon as possible, but in any event no later than two Business Days after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or on such other date or at such other place as Parent and the Company may mutually agree (the “Closing Date”).

1.13 Consideration. The Articles of Arrangement shall provide that the Shareholders, Optionholders and Warrantholders shall receive the following consideration:

(a) $38.50 in cash per Company Share (the “Share Consideration”);

(b) for each Option outstanding as of the Effective Time, a cash payment equal to the product of (i) the excess, if any, of the Share Consideration over the exercise price per share of such Option, multiplied by (ii) the number of Company Shares issuable upon exercise of such Option (with the aggregate amount rounded down to the nearest cent); and

(c) for each Warrant outstanding as of the Effective Time, a cash payment equal to the product of (i) the excess, if any, of the Share Consideration over the exercise price per share of such Warrant, multiplied by (ii) the number of Company Shares issuable upon exercise of such Warrant (with the aggregate amount rounded down to the nearest cent).

If between the date of this Agreement and the Effective Time, the outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Share Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated the date hereof and provided to Parent by the Company (the “Company Disclosure Letter”), the Company represents and warrants to Parent that:

2.1 Organization and Good Standing. The Company is a corporation duly organized and validly existing under the laws of Canada and has all corporate powers required to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent prior to the date of this Agreement complete and correct copies of its constating documents as currently in effect.

2.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, and subject to the approval by the Shareholders in the manner required by the Interim Order (the “Company Shareholder Approval”) and the approval by the Court, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby other than the Company Shareholder Approval and the approval by the Court. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Board, following consultation with its financial and legal advisors and on receipt of a recommendation of the Special Committee of the Board, unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the Arrangement is fair to the Shareholders and is in the best interests of the Company, and (iii) resolved to recommend that the Shareholders vote in favour of the Arrangement.

2.3 Authorizations. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the

Interim Order, (ii) the Company Shareholder Approval, (iii) the Final Order, (iv) compliance with the applicable requirements of (A) the Competition Act (Canada), as amended (the “Canadian Competition Act”), (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (C) the Investment Canada Act, and (D) the antitrust and competition laws of all relevant jurisdictions other than those of the United States and Canada (the “Other Antitrust Laws”), (v) compliance with the applicable requirements of applicable Canadian and U.S. federal, national, state or provincial securities laws (the “Securities Laws”), (vi) filings with the Director under the CBCA, (vii) such filings under the rules of the TSX as may be required in connection with this Agreement and the transactions contemplated hereby, and (viii) any other material consents, approvals, orders, authorizations, registrations, declarations, filings and notices.

2.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the constating documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 2.3, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) other than as set forth in Schedule 2.4 of the Company Disclosure Letter, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.5 Capitalization.

(a) The authorized capital stock of the Company consists of an unlimited number of Company Shares, an unlimited number of preferred shares, issuable in series, and an unlimited number of redeemable shares. As of the close of business on August 24, 2007, (i) 27,128,870 Company Shares were issued and outstanding, (ii) no preferred shares were issued and outstanding, (iii) no redeemable shares were issued and outstanding, (iv) options to purchase an aggregate of 1,925,250 Company Shares (“Options”) were issued and outstanding (of which Options to purchase an aggregate of 429,750 Company Shares were exercisable), and (v) warrants to purchase an aggregate of 2,259,480 Company Shares (“Warrants”) were issued and outstanding. All outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the Company Shares are subject to, nor were they issued in violation of, any preemptive right, subscription right or similar right. No Company Shares are owned by any Subsidiary or Affiliate of the Company.

(b) Schedule 2.5(b) of the Company Disclosure Letter sets forth, as of the close of business on August 24, 2007, a complete and correct list of (i) all outstanding Options, including with respect to each such Option, the number of shares subject to such Option, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the transactions contemplated hereby) and expiration date of each such Option and of the form of Option award agreement pursuant to which such option was granted. The Company has delivered to Parent a complete and correct list of all registered Warrantholders as contemplated by Section 1.9 of this Agreement. The Company Option Plans set forth in Schedule 2.5(b) of the Company Disclosure Letter are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. No Options contain terms that are inconsistent with or in addition to the terms of the form of the Option award agreement referred to above.

(c) Except as set forth in this Section 2.5 and Schedule 2.5(c) of the Company Disclosure Letter and for changes since August 24, 2007 resulting from the exercise of Options or Warrants outstanding on that date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities nor, to the knowledge of the Company, are there any such voting agreements other than the Support Agreement.

(d) There are no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which the Shareholders may vote.

2.6 Subsidiaries and Principal Joint Ventures of the Company.

(a) Schedule 2.6(a) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, and its place and form of organization. Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Except as set forth in Schedule 2.6(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than Liens for taxes not yet due and payable that are payable without penalty. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except as set forth on Schedule 2.6(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, the percentages of outstanding capital stock of, or other voting securities or ownership interests in, each Principal Joint Venture set forth in Schedule 2.6(c) of the Company Disclosure Letter (collectively, the “Principal Joint Venture Interests”), and the Principal Joint Venture Interests are owned by the Company free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Principal Joint Venture Interests), other than Liens for taxes not yet due and payable that are payable without penalty.

(d) Except for the Company Subsidiary Securities and the Principal Joint Venture Interests, and except as set forth in Schedule 2.6(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

2.7 Securities Laws Filings.

(a) The Company has filed with the Ontario Securities Commission (the “OSC”) all forms, reports, schedules and other documents required to be filed by the Company since January 1, 2006 (collectively, the “Company Securities Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company Securities Report complied in all material respects with the requirements of the Securities Act, and (ii) none of the Company Securities Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company has filed, or is required to file, any form, report or other document with the OSC, the United States Securities and Exchange Commission or any similar Governmental Entity or any stock exchange, national securities exchange or quotation service. As of the date of this Agreement, there are no outstanding or unresolved comments in comment or request letters received from the OSC staff with respect to the Company Securities Reports.

(b) The Company has made available to Parent true, correct and complete copies of all correspondence with the OSC since March 31, 2006. The Company is not aware of any ongoing OSC review of the Company Securities Reports.

(c) The Company Shares are listed on the TSX and the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX.

(d) The Company has established and maintained disclosure controls and procedures that are sufficient to ensure that all material information relating to the Company, including its Subsidiaries, is made known to the Company’s chief executive officer and chief financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure in the Company Securities Reports.

(e) The Company has established and maintained internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles (“GAAP”). To the Company’s knowledge, (i) there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) there is no fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal controls.

(f) Neither the Company Shares nor any other securities of the Company are registered, or required to be registered, pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended, and the Company is not required to file reports pursuant to Section 12 or 15(d) of such Act or pursuant to any other Applicable Law governing the listing or trading of securities other than the Securities Laws and the requirements of the TSX.

(g) The Company is a “reporting issuer” under the Securities Laws and is not in default of any material requirements under the Securities Laws. No delisting, suspension of trading or cease trading order with respect to the Company Shares is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities regulatory authority under applicable Securities Laws or the TSX is in effect or ongoing or expected to be implemented or undertaken.

(h) The chief executive officer of the Company and the chief financial officer of the Company each has made all certifications required by Multilateral Instrument 52 109 – “Certification of Disclosure in Issuers’ Annual and Interim Filings”, as applicable, with respect to the Company Securities Reports, and the statements contained in such certifications were accurate as of the date they were made.

(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the United States Securities and Exchange Commission)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other Company Securities Reports.

2.8 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Securities Reports (the “Company Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of unaudited statements, as permitted by the rules and regulations of the OSC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and the absence of notes that would be required in audited statements). The most recent audited balance sheet of the Company contained in the Company Securities Reports as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date”.

2.9 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except: (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto or disclosed in the Company’s Securities Report; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (c) material liabilities or obligations incurred pursuant to the transactions contemplated or permitted by this Agreement or the Company Disclosure Letter; and (d) liabilities or obligations that are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

2.10 Circular. The Circular, and any amendments or supplements thereto, will when filed, distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of Applicable Law. The Circular and any amendment or supplement thereto, at each of (i) the time such Circular or any such amendment or supplement is first mailed to the Shareholders and (ii) the time the Shareholders vote on adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.10 will not apply to statements or omissions included in the Circular based upon information furnished to the Company by or on behalf of Parent or Subco specifically for use therein.

2.11 Absence of Certain Changes or Events. Since the Company Balance Sheet Date and through to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been:

(a) any change, circumstance, event, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Securities or Company Subsidiary Securities (except for any dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or a wholly-owned Subsidiary of the Company, and, in the case of Subsidiaries which are not wholly-owned Subsidiaries, for dividends or other distributions pursuant to Material Contracts in respect of such Subsidiaries entered into prior to the date hereof, the amount of which the Company has received since March 31, 2006 which the Company has disclosed to Parent in Schedule 2.11(b) of the Company Disclosure Letter), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(c) except as set forth in Schedule 2.11(c) of the Company Disclosure Letter, any (i) increase in the compensation or benefits payable or to become payable to its officers, directors or Employees (except for salary or wage increases that are required by applicable Collective Agreements or in the case of officers, directors or Employees that are increased in the ordinary course of business consistent with past practice), or (ii) establishment, adoption, or entry into of any bonus, severance, termination, pension, or other employee benefit plan, agreement or arrangement made to, for or with any of its directors, officers or Employees other than reimbursements and advances of expenses in the ordinary course of business consistent with past practice and immaterial arrangements for specific individuals;

(d) any material labour dispute, except for individual grievances which individually, or in the aggregate, have not had, and are not reasonably expected to have, a Company Material Adverse Effect, or to the knowledge of the Company, except as set forth in Schedule 2.11(d) of the Company Disclosure Letter, any activity or proceeding commenced by a labour union or representative thereof to organize any Employees;

(e) any material damage, destruction or loss with respect to the material property and assets owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(f) except as disclosed in the Company Securities Reports, any change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in or implemented to comply with, GAAP or Applicable Law (as agreed to by the Company’s independent auditor) and except for any changes in any accounting practices that are recommended by the Company’s independent auditor, by the Company or any of its Subsidiaries;

(g) any Tax election, change in method of Tax accounting or settlement of any claim for Taxes, other than claims that individually or in the aggregate are not material; or

(h) any agreement, whether in writing or otherwise, to do any of the foregoing.

2.12 Compliance with Law. The Company and each of its Subsidiaries is and, since January 1, 2006 has been, in compliance in all material respects with all Applicable Law and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006 which has not been resolved prior to the date of this Agreement without material liability to the Company or its Subsidiaries (i) of any administrative or civil, or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any material Applicable Law or Order. Each of the Company and its Subsidiaries has in effect all material Authorizations necessary for it to own, lease or otherwise hold and to operate its material properties and assets and to carry on its businesses and operations as now conducted. There have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such material Authorizations.

2.13 Litigation. There is no material action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries, except as set forth in Schedule 2.13 of the Company Disclosure Letter (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Arrangement or any Support Agreement. There is no Action against any current officer or director of the Company or, to the Company’s knowledge, any current or former employee or former director or officer of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation. There is no material unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. Except as set forth in Schedule 2.13 of the Company Disclosure Letter, there is no material Order to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject.

2.14 Contracts.

(a) “Material Contract” shall mean each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party, and is currently binding on the Company or any of its Subsidiaries, or is subject, or by which any of their respective assets are bound:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more in the year ending December 31, 2006, $5,000,000 or more between January 1, 2007 and August 21, 2007 or are anticipated to involve aggregate payments of $10,000,000 or more in the year ending December 31, 2007;

(ii) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets pursuant to which the Company or any of its Subsidiaries invoiced amounts of more than $10,000,000 in the year ended December 31, 2006 or $5,000,000 or more between January 1, 2007 and July 31, 2007 or expects to invoice amounts of more than $10,000,000 in the year ending December 31, 2007;

(iii) that requires the Company or any of its Subsidiaries to purchase its total requirements of any material product or service from a third party or that contains “take or pay” provisions;

(iv) that continues over a period of more than twelve (12) months from the date hereof and provides for payments to or by the Company or any of its Subsidiaries exceeding $5,000,000, except for arrangements disclosed pursuant to subparagraphs (i), (ii) and (iii) above and (xii) below;

(v) that is an employment, consulting, termination or severance Contract, except for any such Contract that is terminable at-will or on notice where the payment for termination does not exceed $500,000 by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;

(vi) that is a partnership or joint venture Contract;

(vii) that is a (A) Lease or (B) Contract for the lease of personal property, in each case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $5,000,000 or more over the term of the lease;

(viii) with any Governmental Entity;

(ix) with any current or former director or officer;

(x) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than advances or reimbursements to Employees in the ordinary course of business consistent with past practice) owing to or by the Company or any of its Subsidiaries or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xi) for a charitable or political contribution in excess of $100,000;

(xii) for any capital expenditures or leasehold improvements in excess of $10,000,000;

(xiii) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(xiv) that relates to the acquisition or disposition of any material business, operations, facilities or joint ventures (whether by merger, sale of stock, sale of assets or otherwise);

(xv) that is a Collective Agreement with any labour organization, union or association; and

(xvi) that is with any of the Principal Joint Ventures.

(b) Set forth in Schedule 2.14(b) of the Company Disclosure Letter is a complete and accurate list of each Material Contract as of the date of this Agreement. Each Material Contract is in full force and effect in all material respects and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. The Company has provided or made available accurate and complete copies of each written Material Contract to Parent.

(c) Neither the Company nor any of its Subsidiaries is, and to the Company’s knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any material obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. To the knowledge of the Company, no event has occurred that, with or without the giving of notice or lapse of time, or both, would conflict with or result in a material violation or breach of, or give any Person the right to exercise any material remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

2.15 Taxes.

(a) Each of the Company and its Subsidiaries has timely made or prepared all material Tax Returns and filed all material Tax Returns required to have been made or prepared or filed by or with respect to the Company or such Subsidiary. Each such Tax Return is correct and complete in all material respects. All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) including all instalments on account of Taxes for the current year have been timely paid. Except as set forth in Schedule 2.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, being current Taxes not yet due and payable, as well as reserves for Taxes that are in dispute with any Taxing Authority or that may reasonably be expected to be in dispute in the future.

(b) Each of the Company and its Subsidiaries has withheld and timely remitted to the appropriate Governmental Entity all Taxes required to have been withheld and remitted by it and has complied in all material respects with Applicable Law relating to the withholding of Taxes.

(c) Except as set forth in Schedule 2.15(c) of the Company Disclosure Letter, there is no claim, audit, action, suit or proceeding pending, or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return nor, to the Company’s knowledge, is there any investigation with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d) Schedule 2.15(d) of the Company Disclosure Letter lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority since January 1, 2002 in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(e) Except as set forth in Schedule 2.15(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group or (iii) has any liability for or obligation to pay Taxes of any other Person under United States Treasury Regulation section 1.1502 6 (or any similar provision of Tax law), or as transferee or successor, by contract or otherwise.

(f) The Company has not entered into any transaction that constitutes a “reportable listed transaction” within the meaning of United States Treasury Regulation section 1.6011 4(b).

(g) Except as set forth in Schedule 2.15(g) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of its Subsidiaries is or may be liable; (iii) the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable.

(h) Each of the Company and its Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial, state or territorial sales taxes, required to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required to be remitted by it.

(i) None of the Company or any of its Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act.

(j) Neither the Company or any of its Subsidiaries has any liability for any Taxes of any Principal Joint Venture.

2.16 Employee Benefits.

(a) Current and complete copies of all written Company Benefit Plans, except Multiemployer Plans, as amended to date or, where oral and material, written summaries of the terms thereof, and all booklets and communications concerning the Company Benefit Plans which have been provided to persons entitled to benefits under the Company Benefit Plans, have been delivered or made available to Parent together with copies of all material documents relating to the Company Benefit Plans, including, as applicable: (i) all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, and any benefit administration contracts; (ii) all significant, non-confidential legal opinions, and consultants’ reports relating to the administration or funding of any Company Benefit Plan or the use of the funds held under such Company Benefit Plans; (iii) all financial and accounting statements and reports for each of the last three years and all reports, statements, valuations, returns and correspondence for each of the last three years which affect premiums, contributions, refunds, deficits or reserves under any Company Benefit Plan; (iv) the three most recent actuarial reports (whether or not such actuarial reports were filed with a Governmental Entity) and any supplemental cost certificates filed with any Governmental Entity; (v) all annual information returns or other returns filed with, and significant correspondence from, any Governmental Entity within the last three years relating to the Company Benefit Plan; and (vi) all Company Benefit Plan amendments or other documents reflecting ad hoc increases, upgrades and improvements to the Company Benefit Plans which have been implemented within the last three years.

(b) Each Company Benefit Plan that is not a Multiemployer Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of Applicable Law. Schedule 2.16(b) of the Company Disclosure Letter identifies each Company Benefit Plan that is a defined benefit Pension Plan or Multiemployer Plan.

(c) Except as set forth in Schedule 2.16(c) of the Company Disclosure Letter, with respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s knowledge, threatened against any Company Benefit Plan that is not a Multiemployer Plan, the Company, any Subsidiary of the Company, or, to the Company’s knowledge, any trustee or agent of any Company Benefit Plan that is not a Multiemployer Plan. Except as set forth in Schedule 2.16(c) of the Company Disclosure Letter, no Company Benefit Plan that is not a Multiemployer Plan is currently under any governmental investigation or audit and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(d) The Company and its Subsidiaries have made all required contributions under each Company Benefit Plan and with respect to all Company Benefit Plans, other than Multiemployer Plans, that are funded plans, to the Company’s knowledge, there has been no material adverse change in the funded status of such plans since the effective date of the most recently filed funding valuations therefor. The sole obligation of the Company and its Subsidiaries to or in respect of any Multiemployer Plan is to make the required contributions to the Multiemployer Plan in the amounts and in the manner set forth in Schedule 2.16(d) of the Company Disclosure Letter.

(e) Except as set forth in Schedule (e)2.16(e) of the Company Disclosure Letter, none of the Company, any Subsidiary of the Company or any Governmental Entity has instituted proceedings to terminate any Company Benefit Plan that is not a Multiemployer Plan or place any Company Benefit Plan that is not a Multiemployer Plan under the administration of any trustee, receiver or Governmental Entity, and no Governmental Entity has informed the Company or any Subsidiary of the Company that it intends to institute any such proceedings.

(f) Except as set forth in Schedule 2.16(f) of the Company Disclosure Letter, none of the Company Benefit Plans, other than the Pension Plans, provide benefits beyond retirement or other termination of service to Employees or former Employees, or to their beneficiaries or dependants.

(g) Except as set forth in Schedule 2.16(g) of the Company Disclosure Letter, the consummation of the Arrangement will not (either alone or in conjunction with any other event) (i) entitle any current or former director, Employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, Employee, contractor or consultant, or result in the payment of any other benefits in a material way to any Person or the forgiveness of any Indebtedness of any Person.

(h) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company or any Subsidiary of the Company under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(i) The Company has provided to Parent copies of all material Contracts, Orders or other understandings that the Company or any of its Subsidiaries has with any Governmental Entity concerning any Company Benefit Plan that is not a Multiemployer Plan.

(j) Neither the Company nor any of its Subsidiaries has a formal plan nor have they made any promise or commitment, whether legally binding or not, to create any additional plan that would be considered a Company Benefit Plan if it currently existed, or to improve or change the benefits in a material way provided under any Company Benefit Plan or otherwise amend any Company Benefit Plan.

(k) There is no entity other than the Company or its Subsidiaries participating in any Company Benefit Plan, other than any Multiemployer Plan.

(l) To the Company’s knowledge, all data necessary to administer each Company Benefit Plan that is not a Multiemployer Plan is in the possession of the Company or its agents and is in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms and all Applicable Law and such data is complete and correct.

(m) Neither the Company nor any of its Subsidiaries is the sponsor or administrator of, nor is it a party to, nor to the Company’s knowledge do any Employees participate in, any employee benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by any of the Principal Joint Ventures or to which any of the Principal Joint Ventures is a party or is bound, or in which the employees of any of the Principal Joint Ventures participate.

(n) Schedule 2.16(n) of the Company Disclosure Letter sets forth the number of U.S. citizens and U.S. permanent resident aliens that participate in any Company Benefit Plans.

2.17 Properties.

(a) Except as set forth in Schedule 2.17(a) of the Company Disclosure Letter, with respect to all personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Company Balance Sheet (other than personal property and assets disposed of in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

(b) With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, except as such obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in violation in any material respect of any of the terms of any such lease.

2.18 Real Property.

(a) Schedule 2.18(a) of the Company Disclosure Letter contains, as of the date hereof, (i) a list of all material real property and interests in real property owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) a list of all real property and interests in real property leased by the Company or any of its Subsidiaries or in which the Company has any rights (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Real Property listed in Schedule 2.18(a) of the Company Disclosure Letter includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

(b) With respect to each parcel of Owned Real Property:

(i) The Company or one of its Subsidiaries has valid title to each such parcel of Owned Real Property free and clear of all Liens, except Permitted Liens.

(ii) To the knowledge of the Company, all buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property are located within the boundary lines of such Owned Real Property, do not encroach on any easement, right of way or other encumbrance which burdens any portion of the Owned

Real Property and no structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property, other than any encroachments that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(iii) The Company has provided or made available to Parent copies of the deeds or other instruments (as registered) by which the Company or one of its Subsidiaries acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts, surveys and appraisals in the possession of the Company or any of its Subsidiaries relating thereto.

(iv) Except as set forth in Schedule 2.18(b)(iv) of the Company Disclosure Letter, there are no outstanding options or rights of first refusal to purchase any such parcel of Owned Real Property.

(c) With respect to Leased Real Property, the Company has made available to Parent a true and complete copy of each real property lease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property, except where the failure to have such possession, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not in the case of Owned Real Property, and do not to the knowledge of the Company in the case of Leased Real Property, restrict or impair the use of the Real Property for purposes of the business conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person that the Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules, except for any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) No Governmental Entity having the power of eminent domain or expropriation over the Real Property has commenced or provided written notice to the Company that it has commenced or intends to exercise the power of eminent domain, expropriation or a similar power with respect to all or any part of the Real Property and, to the knowledge of the Company, no such action is contemplated or threatened.

(f) The Real Property is in suitable condition for the businesses of the Company and its Subsidiaries as currently conducted, except where any failure to be in suitable condition, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

2.19 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, database information, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof; and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs, including those listed in Schedule 2.19(a) of the Company Disclosure Letter for Canada and the United States (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered), including those Canadian and United States trademarks and the domain names and business names listed in Schedule 2.19(a) of the Company Disclosure Letter (“Marks”), trade secret rights, mask work rights, or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b) Except as set forth in Schedule 2.19(b) of the Company Disclosure Letter, the Company and/or one or more of its Subsidiaries (i) own sufficient right, interest and title to all Intellectual Property that is used in, material to and necessary for the businesses of the Company and its Subsidiaries as they are currently conducted, including the design, manufacture, license and sale of all products currently in production or announced for production, (the “Company Intellectual Property”) free and clear of Liens other than Permitted Liens, or (ii) otherwise rightfully use or otherwise enjoy such Company Intellectual Property pursuant to the terms of a valid and enforceable license or other authority, which may be a “shrink wrap” or similar commercially available end user license.

(c) All registration, maintenance and renewal fees related to applied-for and pending Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its Subsidiaries and that are used in, material to and necessary for the businesses of the Company and its Subsidiaries (“Company Registered Items”) that are currently due, have been paid or are scheduled to be paid in the ordinary course of business of the Company or the applicable Subsidiary in compliance with the subsisting intellectual property policies and practices of same, and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity in Canada or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and, subject to their legal validity, enforceable by the Company and/or one or more of its Subsidiaries. All unlapsed and unexpired Patents that have been issued to the Company or any of its Subsidiaries have not been pronounced invalid by a court or other adjudicator of competent jurisdiction.

(d) To the knowledge of the Company: (i) there are no infringements by third parties of any Company Intellectual Property that is owned by the Company and/or one or more of its Subsidiaries; (ii) there are no challenges to the validity, enforceability or use of same; and (iii) neither the Company nor its Subsidiaries have used the Company Registered Items in a manner that would result in the invalidity or unenforceability of the Company Registered Items.

(e) To the knowledge of the Company, none of the products or services developed, manufactured, sold, distributed, provided, shipped or licensed by the Company or any of its Subsidiaries, infringes upon the Intellectual Property Rights of any third party, and no claim with respect to the foregoing has been asserted in writing. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, infringes upon any Intellectual Property Rights of a third party, and no claim with respect to the foregoing has been asserted in writing. No claim has been asserted in writing against the Company or any of its Subsidiaries challenging the ownership or validity of any Company Intellectual Property. No claim has been asserted in writing against the Company or any of its Subsidiaries alleging that the conduct of the business of the Company or its Subsidiaries infringes the moral rights of any third party.

(f) To the knowledge of the Company, and in accordance with the subsisting intellectual property policies and practices of the Company and its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets owned by the Company or any of its Subsidiaries that are not covered by an issued Patent and that are used in, material to and necessary for the businesses of the Company and its Subsidiaries.

2.20 Labour and Employment Matters.

(a) Schedule 2.20(a) of the Company Disclosure Letter lists each Collective Agreement and its expiry date. The Collective Agreements cover all Employees represented by a labour union, are in full force and effect and none will expire prior to December 31, 2008. No Collective Agreement is currently being negotiated or is currently subject to negotiation or renegotiation by the Company with respect to the Employees.

(b) Except as set forth in Schedule 2.20(b) of the Company Disclosure Letter, there are no pending or threatened material labour disputes, work stoppages, requests for representation, pickets, work slow-downs due to labour disagreements or any material actions or arbitrations which involve the labour or employment relations of the Company or any of its Subsidiaries. There is no material unfair labour practice, material charge or material complaint pending, unresolved or, to the Company’s knowledge, threatened before any Governmental Entity.

(c) All current assessments under workers’ compensation legislation in relation to the Company or any of its Subsidiaries and all of their respective contractors and subcontractors have been paid or accrued. None of the Company or any of its Subsidiaries has been or is subject to any additional or penalty assessment under such legislation which has not been paid or has been given notice of any audit. Moreover, the Company’s accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential assessments, experience rating charges or Claims which could adversely affect the Company’s premium payments or accident cost experience or result in any additional payments in connection with the Company or any of its Subsidiaries.

(d) The Company has made available to the Purchaser for review all inspection reports, workplace audits or written equivalent (excluding internal department workplace audits), made under any occupational health and safety legislation which relate to the Company or any of its Subsidiaries. There are no outstanding material inspection Orders or written equivalent made under any occupational health and safety legislation which relate to the Company or any of its Subsidiaries. Except as set forth in Schedule 2.20(d) of the Company Disclosure Letter, there have been no fatal or critical accidents since January 1, 2005. To the knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with any Orders issued under any occupational health and safety legislation. Except as set forth in Schedule 2.20(d) of the Company Disclosure Letter, there are no outstanding charges relating to fatal or critical accidents since January 1, 2005 and there are no appeals of any Orders under any occupational health and safety legislation against the Company or any of its Subsidiaries which are currently outstanding.

(e) Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations in any material respect of any other law respecting the hiring, hours, wages, occupational safety and health, employment, termination or benefits of any Employee or other Person. Each of the Company and its Subsidiaries has filed all material notices required under any law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee or other Person.

(f) Except as set out in the Collective Agreements, neither the Company nor any of its Subsidiaries is a party to any Contract that restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(g) Except pursuant to the agreements listed in Schedule 2.14(a)(v) of the Company Disclosure Letter or pursuant to a Collective Agreement, there are no Employment Contracts which are not terminable on the giving of reasonable notice in accordance with Applicable Law.

(h) There are no material claims, pending material claims nor, to the knowledge of the Company, threatened material claims pursuant to Applicable Law relating to the Employees or former Employees, including such material claims relating to employment standards, human rights, occupational health and safety, workers’

compensation, or pay equity. To the knowledge of the Company, nothing has occurred which might lead to a material claim under any such Applicable Law. There are no outstanding decisions, Orders or settlements or pending settlements which place any obligation upon the Company or any of its Subsidiaries to do or refrain from doing any act.

(i) No labour organization, union or association has bargaining rights in respect of the Company or any of its Subsidiaries, any Employees or any Persons providing on site services in respect of the Company or any of its Subsidiaries, except as covered by Collective Agreements in force on the date of this Agreement.

(j) None of the Company or any of its Subsidiaries has engaged in any plant closing or employee lay-off activities within the past five years that would violate or in any way subject the Company or any of its Subsidiaries to the group termination or lay-off requirements of any applicable employment standards legislation.

2.21 Environmental.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect or as disclosed in Schedule 2.21(a) of the Company Disclosure Letter:

(i) Each of the Company and its Subsidiaries has secured, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in Schedule 2.21(a)(i) of the Company Disclosure Letter. All such Environmental Permits are valid and in full force and effect, none of such Environmental Permits will be terminated or impaired or become terminable as a result of the consummation of the Arrangement and, to the Company’s knowledge, there are no circumstances that exist which would reasonably be expected to result in the revocation, suspension, amendment or material alteration of any Environmental Permit. Each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws. Neither the Company nor any of its Subsidiaries has received written notice alleging that the Company or any of its Subsidiaries is not in such compliance with Environmental Laws.

(ii) There are no past, pending or, to the Company’s knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries, and the Company is not aware of any facts or circumstances which could reasonably be expected to form the basis for any material Environmental Action against the Company or any of its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries has entered into or agreed to any material Order, and neither the Company nor any of its Subsidiaries is subject to any outstanding material Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(iv) No Lien has been attached to, or asserted against, the assets, property or rights of the Company or any of its Subsidiaries pursuant to any Environmental Law, and, to the Company’s knowledge, no such Lien has been threatened.

(v) There are no Hazardous Substances present in, on, at under or migrating to or from any Real Property or other real property currently or formerly owned operated or leased by the Company or any of its Subsidiaries (for former properties, where such substances arise out of the period of ownership or occupation by the Company or any of its Subsidiaries) in amount or condition that could be expected to give rise to an Environmental Action against, or any Environmental Liability of the Company or any of its Subsidiaries.

(vi) To the Company’s knowledge, there has been no Release of any Hazardous Substance from any Real Property or other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries (for former properties, where such substances were Released during the period of ownership or occupation by the Company or any of its Subsidiaries).

(vii) To the Company’s knowledge, neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substances to any off site location which is an Environmental Clean-up Site.

(viii) None of the Real Property is or, to the knowledge of the Company, is being considered to become an Environmental Clean-up Site.

(ix) To the Company’s knowledge, no part of the Real Property has ever been used as a landfill or for the disposal or deposit of waste.

(x) To the Company’s knowledge, there is no written restriction imposed, pursuant to any Environmental Law, on the use of any Real Property or any part of the Real Property or on the operations or scope of the operations of the Company or any of its Subsidiaries (except as may be apparent in any Environmental Permits).

(xi) To the Company’s knowledge, there are no underground storage tanks on the Real Property.

(xii) None of the Company or any of its Subsidiaries have expressly assumed the liability of any Person relating to the Environment in connection with the sale or purchase of businesses or real properties.

(b) The Company has provided or made available to Parent true and complete copies of, or access to, all material: (i) Environmental Permits, (ii) all written communications with any Governmental Entity except for routine ones received since April 1, 2006 relating to any Environmental Permit or Environmental Law; and (iii) written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries in the last five years.

2.22 Related Party Transactions. There are no Contracts by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or Shareholder beneficially owning or exercising control or direction over 10% or more of the Company Shares of the Company or, to the knowledge of the Company, any Affiliate of any of them, except in each case, for (a) Employment Contracts, fringe benefits and other compensation paid to directors, officers and Employees consistent with previously established policies or awards, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans. To the knowledge of the Company, none of such Persons has any material ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding capital stock of such company).

2.23 Certain Business Practices. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or Employee (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

2.24 Insurance.

(a) Schedule 2.24(a) of the Company Disclosure Letter sets forth as of the date of this Agreement an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or Employees (the “Policies”).

(b) Schedule 2.24(b) of the Company Disclosure Letter describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and since January 1, 2006.

(c) To the knowledge of the Company, all Policies are enforceable in accordance with their terms. Such Policies are sufficient for compliance with all laws and Material Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

(d) All premiums due under the Policies have been paid in full when due. Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. To the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has not received written notice of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

2.25 Product Warranty.

(a) To the knowledge of the Company, there are no warranties (express or implied) outstanding with respect to any products manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the Company or any of its Subsidiaries, except (x) those set forth in the standard conditions of sale or service and (y) those implied or arising as a result of Applicable Law.

(b) To the knowledge of the Company, except as would otherwise result, individually or in the aggregate, in a Company Material Adverse Effect (i) each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and warranties, (ii) there is no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and (iii) each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by Applicable Law and such warnings are in accordance with reasonable industry practice.

(c) The Company is not aware of any pattern or series of claims against the Company or any of its Subsidiaries which could reasonably be expected to result in a generalized product recall relating to the Products, regardless of whether such product recall is formal, informal, voluntary or involuntary.

2.26 Opinions of Financial Advisors. The financial advisors to the Company, UBS Securities Canada Inc. and CIBC World Markets Inc. (the “Company Financial Advisors”), have each delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the Shareholders pursuant to the Arrangement is fair to such Shareholders from a financial point of view, copies of which opinions have been delivered to Parent.

2.27 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Shareholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than the Company Financial Advisors. The Company has provided to Parent true and complete copies of all agreements under which such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom the fees are payable.

2.28 Suppliers and Customers. Schedule 2.28 of the Company Disclosure Letter sets forth (a) the names of the 10 suppliers with the greatest dollar volume of sales to the Company and its Subsidiaries in each of the years ended December 31, 2005 and 2006; and (b) the names of the 10 customers with the greatest dollar volume of purchases from the Company and its Subsidiaries in each of the years ended December 31, 2005 and 2006. None of the suppliers listed on Schedule 2.28 of the Company Disclosure Letter constitutes a sole source of supply. The Company has not received any written (or, to the knowledge of the Company, other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries and, to the knowledge of the Company, no such action has been threatened, which in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

2.29 Rights Plan. The Company has no shareholder rights plan, “poison-pill” or other agreement or arrangement designed to have the effect of delaying, deferring or discouraging another party from acquiring control of the Company.

2.30 Books and Records. The corporate records and minute books of the Company and its Subsidiaries have been maintained in accordance with Applicable Law in all material respects and the minute books of the Company and its Subsidiaries are complete and accurate in all material respects. The financial books and records and accounts of the Company and any of its Subsidiaries, in all material respects: (a) have been maintained in accordance with good business practices on a basis consistent with prior years; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of the Company and the Subsidiaries; and (c) in the case of its Subsidiaries, accurately and fairly reflect the basis for the Company’s consolidated financial statements.

2.31 No “Collateral Benefit” under Ontario Rule. To the knowledge of the Company, no related party of the Company (within the meaning of Ontario Securities Commission Rule 61 501 – Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions) will receive a “collateral benefit” (within the meaning of such rule) as a consequence of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

3.1 Organization and Good Standing. Each of Parent and Subco is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Subco has not engaged in any activities other than in connection with or as contemplated by this Agreement.

3.2 Authority and Enforceability. Each of Parent and Subco has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Subco of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Subco. This Agreement has been duly executed and delivered by each of Parent and Subco and constitutes the valid and binding obligation of each of them, enforceable against Parent and Subco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

3.3 Authorizations. The execution, delivery and performance by Parent and Subco of this Agreement and the consummation by Parent and Subco of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the Interim Order, (ii) the Company Shareholder Approval, (iii) the Final Order, (iv) compliance with the applicable requirements of (A) the Canadian Competition Act, (B) the HSR Act, (C) the Investment Canada Act, and (D) the Other Antitrust Laws, (v) compliance with the applicable requirements of the Securities Laws, (vi) filings with the Director under the CBCA, (vii) such filings under the rules of the TSX as may be required in connection with this Agreement and the transactions contemplated hereby, and (viii) any other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, with such exceptions, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Subco’s ability to consummate the transactions contemplated by this Agreement.

3.4 Non-Contravention. The execution, delivery and performance by Parent and Subco of this Agreement and the consummation by Parent and Subco of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the constating documents of Subco, (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Subco, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Subco’s ability to consummate the transactions contemplated by this Agreement.

3.5 Circular. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Circular or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, as supplemented or amended, if applicable, at each of (i) the time such Circular or any amendment or supplement thereto is first mailed to the Shareholders and (ii) at the time the Shareholders vote on the Arrangement.

3.6 Availability of Funds. Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Share Consideration pursuant to Article I.

3.7 Brokers or Finders. Except for JP Morgan Securities, whose fees will be paid by Parent, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or Subco who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.8 No “Collateral Benefit” under Ontario Rule. To the knowledge of Parent, no related party of the Company (within the meaning of Ontario Securities Commission Rule 61-501 – Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions) will receive a “collateral benefit” (within the meaning of such rule) as a consequence of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1 Conduct of the Business. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with Applicable Law and use commercially reasonable efforts to (i) preserve intact its assets and business organization, (ii) maintain in effect all of its material Authorizations, (iii) keep available the services of its directors, officers and Employees and (iv) maintain satisfactory relationships with its customers, partners, suppliers, distributors and others having material business relationships with it. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as set forth in Schedule 4.1 of the Company Disclosure Letter, as required by Applicable Law or with the prior written consent of Parent (which consent, in the cases of Sections 4.1(e), 4.1(h), 4.1(j), 4.1(k), 4.1(l), 4.1(m), 4.1(o) and, solely with respect to the matters covered by the foregoing sections, 4.1(r), shall not be unreasonably withheld, conditioned or delayed) the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other constating documents or reduce its stated capital;

(b) (i) declare, set aside or pay any dividends (other than dividends in the ordinary course consistent with past practice) on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of any shares of capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect Subsidiary of the Company to its securityholders, (ii) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or (iii) purchase, redeem or otherwise acquire (other than upon the exercise of any Warrant or Option) any Company Securities or Company Subsidiary Securities;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of Company Shares upon the exercise of Options or Warrants that are outstanding on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, arrangement, amalgamation, consolidation, restructuring, recapitalization or other reorganization;

(e) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget of the Company that has been provided to Parent, (ii) any capital expenditures resulting from the replacement of assets to the extent funded from the proceeds of any insurance, and (iii) other capital expenditures not to exceed $5,000,000 in the aggregate;

(f) acquire (including by merger, arrangement, amalgamation, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or division thereof, in excess of $1,000,000 in the aggregate;

(g) except as permitted in Section 4.1(k), sell, lease, license, pledge, transfer, assign, subject to any Lien (other than Permitted Liens) or otherwise dispose of, or create, incur, assume or subject any Lien on, any of the assets, securities, properties, interests, businesses or rights of the Company or any of its Subsidiaries, except (i) sales of inventory, by-products or used equipment in the ordinary course of business consistent with past practice, (ii) the sale of Wabush Mines in accordance with the Letter of Intent dated June 6, 2007, and the right of first refusal related thereto, and (iii) arm’s length sales of surplus vacant land for fair market value;

(h) (i) increase the compensation, bonus or other benefits of any directors, officers or Employees, other than in accordance with the terms of the Collective Agreements and other increases to non-executive Employees in the ordinary course of business, consistent with past practices, (ii) increase any severance, change of control or termination pay or benefits, other than in respect of non-executive Employees in the ordinary course of business consistent with past practice, (iii) enter into any employment, deferred compensation or other similar agreement, or amend any such existing agreement, with any director, officer or Employee, other than in respect of non-executive Employees in the ordinary course of business consistent with past practice, (iv) establish, adopt or enter into any Company Benefit Plan, or any plan that would be considered a Company Benefit Plan if it currently existed, or Collective Agreement, or amend (except as would not reasonably be expected to increase any benefit payable thereunder or any administrative expense thereof) any Company Benefit Plan or Collective Agreement, (v) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) make any Person a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(i) make any change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in, or implemented to comply with, GAAP or Applicable Law (as agreed to by the Company’s independent auditor) and except for any changes in any accounting practices that are recommended by the Company’s independent auditor;

(j) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) to the Company or any of its Subsidiaries or any associated business entities in the ordinary course of business consistent with past practice, (ii) investments required pursuant to the terms of Material Contracts as in effect on the date of this Agreement and (iii) trade credit in the ordinary course of business consistent with past practice;

(k) create, incur, assume or otherwise become liable with respect to any Indebtedness, other than (i) in the ordinary course of business consistent with past practice in an amount not to exceed $1,000,000 in the aggregate, (ii) inter-company Indebtedness between any of the Company and its Subsidiaries, (iii) borrowings and re-borrowings under existing credit facilities consistent with past practice and (iv) lease financing transactions in an amount not to exceed $5,000,000 in the aggregate; provided, that, in each case other than (iii) and (iv), all such Indebtedness is prepayable at any time by the Company without penalty or premium;

(l) enter into any Material Contract or terminate, renew, amend or modify in any material respect or fail to enforce any material term of any Material Contract, other than any Material Contract for (i) the sale of goods or services in the ordinary course of business consistent with past practice or (ii) the procurement of goods or services entered into on arm’s length terms in the ordinary course of business consistent with past practice, provided that the term of any such Material Contract being entered into or renewed and referred to in clauses (i) and (ii) above shall not exceed one year in duration;

(m) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date or (ii) waive, relinquish, release, grant, transfer or assign any right of material value;

(n) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for Tax refunds, enter into any closing agreement, enter into (or offer to enter into) any agreement (including any waiver) with any Governmental Entity relating to Taxes, settle (or offer to settle) any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability or take any action or enter into any transaction, other than a transaction effected at the request of Parent pursuant to Section 4.4, that would have the effect of reducing, or eliminating the amount of the increase in Tax cost pursuant to paragraphs 88(1)(d), 98(3)(c) or 98(5)(c) of the Tax Act that may otherwise be available to Subco and its successors in respect of the non-depreciable capital properties owned by the Company and its Subsidiaries;

(o) institute, settle, or agree to settle any material litigation, investigation, arbitration or proceeding, or other material claim pending or threatened before any arbitrator, court or other Governmental Entity;

(p) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of the Company to consummate the Arrangement or the other transactions contemplated by this Agreement;

(q) enter into any interest rate, currency swaps, hedges, caps, collars, forward sales or other similar financial instruments; or

(r) authorize, resolve, commit or agree to take any of the foregoing actions.

4.2 Access to Information. Subject to Applicable Law relating to the exchange of information and the terms of the Confidentiality Agreement by and between Parent and the Company dated February 1, 2007 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to inspect, during normal business hours and upon reasonable notice, all of the Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, Employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall desire to make. The Company shall furnish to Parent all such material documents and copies of material documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may request. The Company hereby releases Parent and Subco from any standstill agreement with the Company to which Parent or Subco is a party, including the standstill agreement contained in the Confidentiality Agreement.

4.3 Nonsolicitation.

(a) Subject to Section 4.3(b), the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or knowingly facilitate any effort or attempt to make, implement or accept any proposal or offer that constitutes, or may reasonably be expected to lead to, any Third Party Proposal; (iv) enter into a Contract with any Person relating to a Third Party Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company will immediately cease, and will cause its Subsidiaries and Agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to (or reasonably likely to lead to) any Third Party Proposal. “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the Shareholders) with respect to a proposed or potential Acquisition Transaction. “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company and/or any of its Subsidiaries (which business or assets represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of securities of the Company, (C) a merger, amalgamation, arrangement, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 15% or more of the voting power or capital stock of the Company and/or any of its Subsidiaries (which Subsidiaries represent 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (E) any combination of the foregoing (other than the Arrangement or any other transaction by or on behalf of Parent or Subco).

(b) Notwithstanding any other provision of this Agreement, prior to approval of the Arrangement Resolution by the Shareholders, in response to an unsolicited bona fide written Third Party Proposal made after the date hereof that the Board determines in good faith (after receiving the advice of its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, the Company may, after giving Parent prompt notice of such determination, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Third Party Proposal (and its Representatives) pursuant to a confidentiality and standstill agreement on terms no less favourable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 4.3 (a copy of which confidentiality agreement shall be promptly (and in all events within 24 hours) provided for informational purposes only to Parent); provided, that (A) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Company notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its officers, directors, Employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Third Party Proposal, the identity of the Person making such Third Party Proposal and provides a copy of any written Third Party Proposal and (B) all such information (to the extent such information has not been previously provided or otherwise made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrent with the time it is provided or made available to such Person, as the case may be, and (ii) participate in discussions or negotiations with the Person making such Third Party Proposal (and its Representatives) regarding such Third Party Proposal; provided, that the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Board that a Superior Proposal has been made. For purposes of this Agreement, a “Superior Proposal” means an unsolicited written bona fide Third Party Proposal pursuant to which a Person or Persons (or their stockholders) would own, if consummated, all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole on terms that the Board determines, in its good faith judgment, after consultation with its financial advisors, that such Third Party Proposal (i) is not subject to any financing conditions or, if any financing is required, financing satisfactory to the Company is committed, (ii) is more favourable to the Shareholders from a financial point of view than the terms of the Arrangement, and (iii) without regard to any support agreement between the Parent and any Shareholder, is reasonably likely to be completed on the terms proposed.

(c) Neither the Board nor any committee thereof shall fail to make or withdraw, amend, change, modify or qualify in a manner adverse to Parent or Subco, or propose publicly to withdraw, amend, change, modify or qualify in a manner adverse to Parent or Subco, the approval, recommendation or declaration of advisability by the Board or any such committee of this Agreement or the Arrangement, or recommend, or propose publicly to recommend, the approval or adoption of any Third Party Proposal, or resolve or agree to take any such action (each, a “Change of Recommendation”), unless all of the following conditions are satisfied:

(i) a Superior Proposal is made to the Company and is not withdrawn;

(ii) the Company Meeting has not occurred;

(iii) the Company shall have provided at least five Business Days’ prior written notice (the “Notice Period”) to Parent stating (A) that it has received a Superior Proposal, (B) the terms and conditions of such Superior Proposal, the identity of the Person making such Superior Proposal (and including a copy of all documentation containing or related to such Superior Proposal) and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to do so and in the event that the Company Meeting is to be held within such Notice Period, the Company Meeting will be adjourned to a date not later than five Business Days after the expiry of the Notice Period;

(iv) Parent shall not have, within the Notice Period, made an offer that the Board by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favourable to the Company and the Shareholders as such Superior Proposal (it being agreed that the Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof);

(v) the Board concludes in good faith, after receiving the advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board to effect a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company under Applicable Law; and

(vi) the Company shall not have breached any of the provisions set forth in this Section 4.3.

(d) The Company acknowledges and agrees that each successive modification of any Superior Proposal shall constitute a new Superior Proposal for the purposes of this Section 4.3 and shall initiate a new Notice Period.

(e) Nothing in this Agreement shall prevent the Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to a Third Party Proposal that it determines is not a Superior Proposal.

4.4 Cooperation Regarding Reorganization. The Company shall, and shall cause each of its Subsidiaries to, cooperate with Parent and Subco in structuring, planning and implementing any reorganization (including for Tax purposes) of their respective capital, assets and corporate structure or such other planning as Parent and Subco may reasonably require provided, however, that (i) such reorganization not take place until such time as the parties agree, acting reasonably, that the Arrangement is likely to be completed on the terms and conditions contemplated, (ii) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent and Subco shall pay the implementation costs and any direct or indirect costs and liabilities, fees, damages, penalties, Taxes and other amounts that may be incurred as a consequences of the implementation of or to unwind, any such transaction if the Arrangement is not completed, including actual out-of-pocket costs and expenses for filing fees and external counsel and auditors which may be incurred.

4.5 Additional Covenants.

(a) The Company shall not take any action or enter into any transaction, or permit any of its Subsidiaries to take any action or enter into any transaction, which would, or which reasonably may be expected to (i) render any representation or warranty made by it in this Agreement inaccurate, (ii) result in a breach of any of its covenants or obligations under this Agreement, or (iii) cause any condition in Section 7.1 or 7.2 to become incapable of satisfaction or materially more difficult to satisfy, or (iv) render the transactions contemplated by this Agreement incapable of completion or more difficult to complete.

(b) The Company shall promptly notify Parent orally and in writing of the occurrence of (i) any Company Material Adverse Effect, (ii) any material governmental or third party complaints, investigations or hearings (or communications indicating that the same are being contemplated), or (iii) any material communications with respect to labour union or collective bargaining matters or any material developments in relation to the foregoing, and the Company shall consult with Parent in respect of any matters relating to the foregoing.

(c) The Company shall execute and deliver, or cause to be executed and delivered, at the Closing such customary agreements, certificates, resolutions and other closing documents as may be reasonably requested by Parent.

(d) The Company shall use its reasonable best efforts to maintain the listing of the Company Shares and the Warrants on the TSX until the Effective Date and shall cooperate with Parent and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of the TSX to enable the delisting by the Company of the Company Shares and the Warrants from the TSX after the Effective Date.

(e) The Company shall, and shall cause the Subsidiaries to, advise Parent forthwith in writing of any transaction or event occurring after the date hereof, to the extent known to the Company or a Subsidiary, that could reasonably be expected to prevent Subco and its successors from obtaining a full increase in Tax cost pursuant to paragraphs 88(1)(d), 98(3)(c) or 98(5)(c) of the Tax Act that may otherwise be available to Subco and its successors in respect of non-depreciable capital property owned by the Company or a Subsidiary at the Effective Time.

ARTICLE V

COVENANTS OF PARENT

5.1 Indemnification.

(a) From and after the Effective Time, Parent and Subco shall cause the Company to, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now or who becomes prior to the Effective Time, an officer, director or Employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or Employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the articles of incorporation and bylaws of such entity and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors, officers and Employees of the Company and its Subsidiaries.

(b) Parent shall obtain prior to the Effective Time a prepaid “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability or fiduciary liability insurance covering each person covered by the Company’s directors’ and officers’ liability or fiduciary liability insurance policy for act or omissions occurring prior to the Effective Time on terms that are no less favourable that those of such policy of the Company in effect on the date of this Agreement; provided that if the aggregate annual premiums for such policies at any time during such period exceed 200% of the amount paid by the Company in respect of its last full fiscal year, which amount is set forth in Schedule 5.1(b) of the Company Disclosure Letter, Parent shall be required to provide such coverage as will then be available at an annual premium equal to 200% of such rate.

(c) This Section 5.1 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent, Subco and the Company and their respective successors and assigns.

(d) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company honour the indemnification obligations set forth in this Section 5.1.

(e) The parties constitute the Company as trustee for the Indemnified Parties of the rights and benefits of this Section 5.1 and the Company accepts such trust and agrees to hold the rights and benefits of this Section 5.1 in trust for and on behalf of the Indemnified Parties. The obligations of Parent and Subco under this Section 5.1 shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 5.1 applies unless (i) such termination or modification is required by Applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification.

5.2 Additional Covenants.

(a) Except as otherwise provided in this Agreement, neither Parent nor Subco shall take any action or enter into any transaction, which would, or which reasonably may be expected to (i) render any representation or warranty made by Parent in this Agreement inaccurate, (ii) result in a breach of any of Parent’s or Subco’s covenants or obligations under this Agreement, (iii) cause any condition in Section 7.1 or 7.3 to become incapable of satisfaction or materially more difficult to satisfy or (iv) render the transactions contemplated by this Agreement incapable of completion or more difficult to complete.

(b) Parent unconditionally and irrevocably guarantees the due and punctual performance by Subco of its obligations under this Agreement and the Plan of Arrangement and undertakes to perform such obligations to the extent that Subco fails to do so.

ARTICLE VI

COVENANTS OF THE COMPANY AND PARENT

6.1 Regulatory Approvals.

(a) Each of the Company, Parent and Subco shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations, submissions and filings with, and notices to, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties necessary in connection with any requirements imposed upon such other parties in connection with the consummation of the Arrangement. Without limiting the generality of the foregoing, each of the Company and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file (i) a long form notification pursuant to Part IX of the Canadian Competition Act, (ii) the notification and report form required for the Arrangement and the transactions contemplated hereby pursuant to the HSR Act, (iii) any supplemental information requested or considered by Parent to be desirable to be submitted in connection with obtaining Competition Act Approval and the review of the transactions contemplated hereby pursuant to the HSR Act, and (iv) with any other Governmental Entity, any other filings, reports, information and documentation required for the consummation of the Arrangement and the transactions contemplated hereby pursuant to the Investment Canada Act or any Other Antitrust Laws.

(b) Each of the Company and Parent shall furnish to each other’s counsel such information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary or considered desirable by Parent in connection with (i) obtaining Competition Act Approval or Investment Canada Act Approval, or (ii) the HSR Act and any Other Antitrust Laws.

(c) Each of the Company and Parent shall use its reasonable best efforts to obtain promptly Competition Act Approval and any clearance or approval required under the Investment Canada Act, the HSR Act and any Other Antitrust Laws for the consummation of the Arrangement and the transactions contemplated hereby. Each of the Company and Parent shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entities and shall comply promptly with any such inquiry or request. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Entity regarding any Authorizations, Orders, responses to information requests, declarations and filings with, and notices to, any Governmental Entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Entity with respect to the Arrangement and the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, (i) Parent shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Company or any of its Subsidiaries or (B) regarding antitrust matters, consent to any other structural or conduct remedy or enter into any settlement or agree to any Order respecting the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided, that each of the Company and Parent shall both promptly respond to any Governmental Entity with respect to any request for additional information.

(d) Each of the Company and Parent shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the Canadian Competition Act, the Investment Canada Act, the HSR Act and the Other Antitrust Laws, the approval of the Arrangement under the Canadian Competition Act and the Investment Canada Act and the expiration of the applicable HSR Act waiting period and any waiting periods under the Other Antitrust Laws at the earliest practicable dates. Such reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity. Notwithstanding the foregoing, counsel to Parent shall have the primary responsibility for contacting and communicating with the Commissioner, the Minister responsible for the Investment Canada Act, the U.S. Department of Justice and U.S. Federal Trade Commission and government authorities responsible for Other Antitrust Laws, in connection with the satisfaction of conditions set forth in Sections 7.1(c), 7.1(d) and 7.1(e).

6.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, neither Parent nor the Company shall issue or cause the publication of any press release or otherwise make any public statements with respect to this Agreement, the Arrangement or the transactions contemplated by this Agreement without the prior consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); provided, that a party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by Applicable Law or the rules of the TSX or the New York Stock Exchange. Notwithstanding the foregoing, each of Parent and the Company may make any public statement in response to questions from the press, analysts, investors or those attending industry conferences or financial analyst conference calls, make presentations at such conferences and conference calls and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually, if approved by the other party).

6.3 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c) any litigation, investigation, arbitration, proceeding, or other claim commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article II, or that relates to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article VII not to be satisfied; and

(e) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.4 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall cooperate and perform all obligations to be performed by it under this Agreement in order to consummate the transactions contemplated by this Agreement and shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Arrangement and the transactions contemplated by this Agreement.

6.5 Debt Cooperation. To the extent reasonably requested by Parent, the Company shall cooperate with Parent in any efforts to retire, redeem or purchase on or immediately prior to the Closing Date any of the Company’s outstanding debt or in any other action with respect to such debt reasonably requested by Parent, including any offer to purchase all of the outstanding aggregate principal amount of the Company’s Secured Floating Rate Notes due 2016 (the “Notes”); provided that, in the case of the Notes, in no event will the Company be required to accept for payment Notes prior to the Effective Time and, in all cases, Parent agrees to reimburse the Company and its Subsidiaries and hold them harmless from and against any liabilities, losses, costs and expenses incurred in connection with this Section 6.5.

ARTICLE VII

CONDITIONS TO THE ARRANGEMENT

7.1 Conditions to the Obligations of Each Party. The obligations of Parent, Subco and the Company to consummate the Arrangement are subject to the satisfaction (or, to the extent permissible, waiver) on or prior to the Closing Date of the following conditions:

(a) The Arrangement Resolution shall have been approved and adopted at the Company Meeting in accordance with the Interim Order.

(b) The Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and will not have been set aside.

(c) The waiting period applicable to the Arrangement under the HSR Act shall have expired or been terminated and any applicable waiting periods or approvals under the Other Antitrust Laws, which counsel for the parties agree are necessary or required, shall have expired, been terminated or obtained, as the case may be.

(d) Competition Act Approval shall have been obtained.

(e) Investment Canada Act Approval shall have been obtained.

(f) No Applicable Law or Order shall prohibit the consummation of the Arrangement.

7.2 Conditions to the Obligations of Parent and Subco. The obligations of Parent and Subco to consummate the Arrangement are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Company set forth in this Agreement (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), shall be true and correct at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties set forth in Sections 2.1, 2.2 and 2.5 shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date as if made as of such date. Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the foregoing.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to the effect of the foregoing.

(c) There shall not have occurred any event, occurrence or change after the date hereof that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Action shall be pending by a Governmental Entity (i) seeking to prevent consummation of the Arrangement, (ii) seeking to impose any limitation on the right of Parent to control the Company and its Subsidiaries or any other Affiliate of Parent, or (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates.

(e) The Interim Order and the Final Order shall not have been set aside or modified in a manner unacceptable to Parent, acting reasonably, on appeal or otherwise.

(f) The Final Order shall vary the 2006 Final Order by deleting paragraph 17 of the 2006 Final Order in its entirety, effective at the Effective Time, and shall order, as part of the Plan of Arrangement, the deletion of section 2.03 of the 2006 Plan of Arrangement in its entirety and the deletion of the reference to section 2.03 in section 5.01 of the 2006 Plan of Arrangement.

(g) All requisite consents, waivers, permits, exemptions, Orders and approvals from a Governmental Entity that are legally necessary to implement the Plan of Arrangement shall have been obtained or received on terms that are satisfactory to Parent, acting reasonably, and reasonable evidence shall have been delivered to Parent.

7.3 Conditions to the Obligation of the Company. The obligation of the Company to consummate the Arrangement is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of Parent set forth in this Agreement shall have been true and correct in all material respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

(b) Parent and Subco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Subco):

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if:

(A) the Arrangement is not consummated on or before January 31, 2008 (the “Outside Date”); provided, however, that if all of the conditions set forth in Article VII have been satisfied or waived on that date, with the exception of the conditions set forth in Sections 7.1(c), 7.1(d), 7.1(e), 7.1(f), 7.2(d) and 7.2(g) (collectively, the “Regulatory Conditions”), then the Outside Date shall be extended to the earlier of two Business Days after the Regulatory Conditions have been satisfied or waived, and April 30, 2008;

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of making illegal or permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement, which Order or other action is final and non-appealable; or

(C) the Arrangement Resolution shall have failed to receive the requisite vote for approval at the Company Meeting (including any adjournment, continuation or postponement thereof) in accordance with the Interim Order.

(iii) by Parent, on behalf of itself and Subco, if:

(A) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would cause the conditions set forth in Section 7.2 not to be satisfied and (2) cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given to the Company by Parent;

(B) the Board shall effect a Change of Recommendation or publicly propose to do so.

(iv) by the Company if Parent or Subco has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would cause the conditions set forth in Section 7.3 not to be satisfied and (2) cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given to Parent or Subco by the Company.

(b) The party desiring to terminate this Agreement pursuant to Section 8.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 8.3 and 8.4; provided, however, that the provisions of (i) Section 6.2 (Public Announcements), Section 8.2 (Effect of Termination), Section 8.3 (Remedies), Section 8.4 (Termination Fee) and Article IX of this Agreement, (ii) Section 4.4 (Cooperation Regarding Reorganization) and Section 6.5 (Debt Cooperation) with respect to the reimbursement by Parent of any costs, penalties, interest, damages, Taxes, expenses or liabilities incurred by the Company or any of its Subsidiaries contemplated by such sections and (iii) the Confidentiality Agreement in accordance with its terms, in each case, shall remain in full force and effect and survive any termination of this Agreement.

8.3 Remedies. Any material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement that is wilful or intentional shall not be affected by termination of this Agreement or any payment of the Termination Fee. The parties agree that if Subco or Parent fail to deliver or arrange to be delivered any cash amounts to the Depositary or the Company, as and when required by the Plan of Arrangement, and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than any deliveries to be made, and actions to be taken, as at the Effective Time), such failure will be deemed to be a wilful and intentional material breach of this Agreement by each of Subco and Parent.

8.4 Termination Fee.

(a) The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee of $26,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent terminates this Agreement pursuant to Section 8.1(a)(iii)(B), the Company shall pay Parent the Termination Fee in full on the date of such termination provided that the Termination Fee will not be payable if, notwithstanding the occurrence of a Change of Recommendation, the Arrangement Resolution has been approved and the Final Order has been obtained on terms and conditions contemplated by this Agreement; or

(ii) if (x) this Agreement is terminated pursuant to Section 8.1(a)(ii)(A) or (C), (y) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an Acquisition Transaction shall have been publicly announced or disclosed, and (z) within twelve (12) months after the date of such termination (A) the Company shall have consummated an Acquisition Transaction or (B) entered into an agreement with respect to an Acquisition Transaction and such Acquisition Transaction is subsequently completed, within twelve (12) months after such termination, then, in any such case in (A) or (B), the Company shall promptly on the date of the consummation of any such Acquisition Transaction pay Parent the Termination Fee. When used in this Section 8.4(a)(ii) only, the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 4.3(a), except the reference to “15% or more” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “more than 50%”.

(b) In the event that the Company fails to pay the Termination Fee when due, the Company will also pay the costs and expenses of Parent or Subco in connection with a legal action to enforce this Agreement, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to 8% per annum.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Subco, to:

United States Steel Corporation

600 Grant Street

Pittsburgh, Pennsylvania 15219

Attn: James D. Garraux

Facsimile: 412-433-1121

With a required copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place

Box 50

Toronto, Ontario M5X 1B8

Attn: Donald C. Ross

Facsimile: (416) 862-6666

With a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

301 Grant Street

Pittsburgh, PA 15219

Attn: Marlee S. Myers

Facsimile: (412) 560-7001

If to the Company, to:

Stelco Inc.

386 Wilcox Street

Hamilton, Ontario

L8N 3T1

Attn: D. Chad Hutchison

Facsimile: 905-308-7002

With a required copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 4700, Box 48

Toronto Dominion Bank Tower

Toronto Dominion Centre

Toronto, Ontario M5K 1E6

Attn: Blair Cowper-Smith

Facsimile: (416) 868-0673

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2 Survival. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.3 Amendments and Waivers.

(a) Subject to the provisions of the Interim Order and Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Applicable Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.4 Fees and Expenses. Except as set forth in this Section 9.4 or in Section 8.4, all fees and expenses incurred in connection with the Arrangement, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Arrangement is consummated. Each of the Company and Parent shall bear and pay one-half of the filing fees with respect to the filings under the Canadian Competition Act, the HSR Act, the Investment Canada Act and the Other Antitrust Laws.

9.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Parent or Subco may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, provided that Parent will continue to be bound by all the obligations of Parent and Subco under this Agreement as if such assignment had not occurred, and perform such obligations to the extent that the assignee Subsidiary fails to do so. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns. Any purported assignment not permitted under this Section 9.5 shall be null and void.

9.6 Company Disclosure Letter. The parties hereto agree that any reference in a particular Schedule or subsection of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties of the Company that are contained in the corresponding Section or subsection of this Agreement, and (ii) the representations and warranties of the Company that are contained in any other Section or subsection of this Agreement, but only to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent from such disclosure.

9.7 Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

9.8 Consent to Jurisdiction. Each party submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or related to this Agreement and agrees that all claims in respect of any such actions, application, reference or other proceeding shall be heard and determined in such Ontario courts. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding. Each party consents to any action, application, reference or other proceeding arising out of or related to this Agreement being tried in Toronto and, in particular, being placed on the Commercial List of the Ontario Superior Court of Justice. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

9.10 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Arrangement. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, the Company, Parent and Subco make no representation or warranty other than as specified in this Agreement.

9.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Severability. If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

9.13 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

ARTICLE X

DEFINITIONS

10.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 10.1, or in the applicable Section of this Agreement to which reference is made in this Section 10.1.

“2006 Final Order” means the final order of the Court dated February 14, 2006 approving the 2006 Plan of Arrangement;

“2006 Plan of Arrangement” means the plan of arrangement attached to the certificate and articles of arrangement of the Company issued by the Director on March 31, 2006;

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any domestic, foreign, national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Arrangement” means the arrangement involving Subco, Parent and the Company under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Agreement resulting, inter alia, in the direct acquisition by Subco of all of the outstanding Company Shares or any successor thereof, all on such terms and subject to the conditions set out in this Agreement and as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court.

“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement to be considered at the Company Meeting, substantially in the form of Exhibit B, and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Interim Order or otherwise.

“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director in connection with the Arrangement.

“Authorization” means any authorization, approval, consent, certificate, directives, notices, “no action” letter, license, Order, permit (including Environmental Permits), variances, agreements, instructions, registrations or franchise of or from any Governmental Entity or pursuant to any law, including Competition Act Approval and Investment Canada Act Approval.

“Business Day” means a day other than a Saturday, Sunday or other day on which the OSC or banks located in Toronto or New York City are authorized or required by law to close.

“CBCA” means the Canada Business Corporations Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced.

“Certificate of Arrangement” means the Certificate of Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of meeting and management information circular of the Company to be prepared and sent to Shareholders in connection with the Company Meeting, including the exhibits thereto.

“Collective Agreements” means collective agreements (including expired collective agreements which have not been renewed) and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Company or any of its Subsidiaries is bound or which impose any obligations upon the Company or any of its Subsidiaries or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements.

“Commissioner” means the Commissioner of Competition appointed under the Canadian Competition Act.

“Company Benefit Plan” means any employee benefit plan, program, policy, agreement or material arrangement sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or is bound, or in which the employees of the Company or any of its Subsidiaries participate, or under which the Company or any of its Subsidiaries has, or will have, any liability or contingent liability, including any deferred compensation or retirement plan or arrangement, defined contribution retirement plan or arrangement, defined benefit retirement plan or arrangement, Multiemployer Plan, medical, dental, sickness, health, disability, death benefit or other employee welfare benefit plan or program, or stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other material arrangement, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered.

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other events, circumstances, conditions, occurrences or effects, is materially adverse to (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations hereunder and consummate the transactions contemplated hereby; provided, however, for purposes of clause (a) above, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any changes affecting the industry in which the Company and its Subsidiaries operate or sell principal product lines, including changes relating to the price of raw materials or changes relating to selling prices or market demand, that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, (ii) any changes in the economy or the financial or capital markets, including changes in interest or exchange rates that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, (iii) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, and (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism that do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, (v) the execution, announcement or performance of the Agreement or consummation of the transactions contemplated hereby, (vi) any change in the market price or trading volume of any securities of the Company, provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, (vii) any actions taken upon the written request of Parent, (viii) any failure to complete the sale of Wabush Mines and (ix) any failure to meet any internal or external projections, provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any fact, development, event, circumstance, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect.

“Company Meeting” means the special meeting of the Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution.

“Competition Act Approval” means the Commissioner shall have: (a) issued an advance ruling certificate under section 102 of the Canadian Competition Act; or (b) advised Parent in writing that the Commissioner has determined not to file an application for an Order under Part VIII of the Canadian Competition Act and any terms and conditions attached to such advice shall be acceptable to Parent.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Depositary” has the meaning given in the Plan of Arrangement.

“Director” means the Director appointed pursuant to the CBCA.

“Dissent Rights” means the rights of dissent in favour of registered Shareholders in respect of the Arrangement as described in the Interim Order and the Plan of Arrangement.

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date shown on the Certificate of Arrangement issued by the Director pursuant to the CBCA.

“Effective Time” means the time at which Articles of Arrangement are filed with the Director on the Effective Date.

“Employees” means individuals employed by the Company or any of its Subsidiaries on a full-time, part-time or temporary basis, including those employees on layoff, disability leave, parental leave or other absence.

“Employment Contracts” means Contracts, other than Company Benefit Plans, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee which imposes any obligation on the Company or any of its Subsidiaries.

“Environment” means the natural environment as defined in any Environmental Laws, and includes air, water, soil, groundwater, all fish, wildlife, biota and all other natural resources.

“Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law asserting that the Company or any of its Subsidiaries has incurred any Environmental Liability.

“Environmental Clean-up Site” means any location that is listed on any public domestic or foreign national, federal, state, provincial or local list of sites requiring investigation or cleanup.

“Environmental Laws” means any and all Applicable Law and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labelling, Release or threatened Release into the Environment of Hazardous Substances; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence or Release into the Environment of Hazardous Substances.

“Environmental Liabilities” means liabilities based in whole or in part upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or their respective contractors or (B) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit or (iii) a Release of any Hazardous Substance into the Environment.

“Environmental Permit” means any Authorization or Order under Environmental Law or otherwise relating to the Environment.

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.

“Hazardous Substances” means all wastes of any nature, hazardous materials, hazardous substances, toxic substances, pollutants, dangerous goods or contaminants as defined, judicially, interpreted or identified under Environmental Laws.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Interim Order” means the interim order of the Court made pursuant to the application therefor contemplated by Section 1.3 of this Agreement.

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Approval” means the approval or deemed approval of the Minister responsible for the Investment Canada Act.

“knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals set forth in Schedule 10.1 to the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothec, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Misrepresentation” has the meaning ascribed thereto in the Securities Act.

“Multiemployer Plan” means a Company Benefit Plan to which the Company or any of its Subsidiaries is required to contribute and: (i) which is not maintained or administered by the Company or any of its Subsidiaries; or (ii) to which Persons other than the Company and its Subsidiaries or their Employees makes or has made contributions.

“Optionholder” means a holder of Options.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Pension Plans” means Company Benefit Plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Permitted Liens” means (i) liens for current real or personal property Taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business or the present or proposed use of the affected property and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement in the form and having the content of Exhibit A and any amendments or variations thereto made in accordance with the provisions hereof or made at the direction of the Court in the Final Order.

“Principal Joint Ventures” means Hibbing Taconite Company, Tilden Mining Company, LLC and Wabush Mines.

“Release” has the meaning prescribed in any Environmental Laws and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, burying, disposing, placement or introduction into the Environment.

“Securities Act” means the Securities Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, provincial, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, bank shares, withholding, payroll, employment, employee health, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, health insurance, Canada and Québec and other government pension plan, social security, workers’ compensation, capital, premium, surtax and other taxes, assessments, customs, duties, import and export taxes, countervail and anti-dumping, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Act” means the Income Tax Act (Canada), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement (whether in tangible, electronic or other form) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having or purporting to have jurisdiction with respect to any Tax.

“TSX” means the Toronto Stock Exchange.

“Warrantholder” means a holder of Warrants.

“$” means Canadian dollars.

10.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquisition Transaction	4.3(a)
Action	2.13
Agent	4.3(a)
Agreement	Preface
Board	Preface
Canadian Competition Act	2.3
Change of Recommendation	4.3(c)
Closing	1.12
Closing Date	1.12
Company	Preface
Company Balance Sheet	2.8
Company Balance Sheet Date	2.8
Company Disclosure Letter	Preamble Article II

Company Financial Advisor	2.26
Company Financial Statements	2.8
Company Intellectual Property	2.19(b)
Company Registered Items	2.19(c)
Company Securities	2.5(c)
Company Securities Reports	2.7(a)
Company Shareholder Approval	2.2(a)
Company Shares	Preface
Company Subsidiary Securities	2.6(b)
Confidentiality Agreement	4.2
Copyrights	2.19(a)
GAAP	2.7(e)
HSR Act	2.3
Indemnified Parties	5.1(a)
Intellectual Property	2.19(a)
Intellectual Property Rights	2.19(a)
Lease	2.18(c)
Leased Real Property	2.18(a)
Marks	2.19(a)
Material Contract	2.14(a)
Notes	6.5
Notice Period	4.3(c)(iii)
Options	2.5(a)
OSC	2.7(a)
Other Antitrust Laws	2.3
Outside Date	8.1(a)(ii)(A)
Owned Real Property	2.18(a)
Parent	Preface
Patents	2.19(a)
Policies	2.24(a)
Principal Joint Venture Interests	2.6(c)
Products	2.25(a)
Real Property	2.18(a)
Regulatory Conditions	8.1(a)(ii)(A)

Representatives	4.2
Securities Laws	2.3
Share Consideration	1.13(a)
Shareholders	Preface
Special Committee	Preface
Subco	Preface
Superior Proposal	4.3(b)
Support Agreement	Preface
Termination Fee	8.4(a)
Third Party Proposal	4.3(a)
Warrants	2.5(a)

10.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) Reference to any law means such law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Subco and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

UNITED STATES STEEL CORPORATION

By:	/s/ James D. Garraux
Name: James D. Garraux
Title: General Counsel & Senior Vice President

1344973 ALBERTA ULC

By:	/s/ James D. Garraux
Name: James D. Garraux
Title: Vice President

STELCO INC.

By:	/s/ Rodney B. Mott
Name: Rodney B. Mott
Title: President and Chief Executive Officer

Signature Page to Arrangement Agreement

EXHIBIT A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“2006 Plan of Arrangement” means the plan of arrangement attached to the certificate and articles of arrangement of the Company issued by the Director on March 31, 2006;

“2006 Final Order” means the final order of the Court dated February 14, 2006 approving the 2006 Plan of Arrangement;

“Aggregate Share Consideration” shall have the meaning ascribed thereto in Section 2.4(a)(i);

“Aggregate Option Consideration” shall have the meaning ascribed thereto in Section 2.4(a)(iii);

“Aggregate Warrant Consideration” shall have the meaning ascribed thereto in Section 2.4(a)(ii);

“Applicable Law” means, with respect to any Person, any domestic, foreign, national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise;

“Arrangement” means an arrangement under the provisions of section 192 of the CBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of the Company and Parent, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement made as of the August 26, 2007 between the Company, Subco and Parent, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

“Arrangement Resolution” means the special resolution of the Shareholders, approving the Arrangement, such resolution to be in substantially the form of Exhibit B attached to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, to be filed with the Director after the Final Order is made;

“Business Day” means a day other than a Saturday, Sunday or other day on which the Ontario Securities Commission or banks located in Toronto or New York City are authorized or required by law to close.

“CBCA” means the Canada Business Corporations Act;

“Certificate” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to section 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Circular” means the notice of Company Meeting and the accompanying management information circular dated ●, 2007, including the schedules and appendices attached thereto and all amendments from time to time made thereto, sent to Shareholders in connection with the Company Meeting;

“Company” means Stelco Inc., a corporation incorporated under the CBCA;

“Company Meeting” means the special meeting of the Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution;

“Company Shares” means the issued and outstanding common shares in the capital of the Company (including common shares issued upon the exercise of Options or Warrants) and shall include any shares into which the Company Shares may be reclassified, subdivided, consolidated or converted and any rights or benefits arising therefrom including any extraordinary distribution of securities which may be declared in respect of the Company Shares (except in accordance with this Plan of Arrangement);

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means ● at its principal office in Toronto, Ontario;

“Director” means the Director appointed pursuant to the CBCA;

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“Dissent Rights” shall have the meaning ascribed thereto in Section 3.1(a);

“Dissenting Shareholder” means a registered Shareholder who has properly and validly dissented in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such dissent and who is ultimately determined to be entitled to be paid the fair value of its Company Shares, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such registered Shareholder;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate;

“Effective Time” means the time at which Articles of Arrangement are issued by the Director on the Effective Date;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended by the Court (with the consent of the Company and Parent, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended (provided that any such amendment shall be acceptable to Parent and the Company, each acting reasonably) on appeal;

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Interim Order” means the interim order of the Court, as the same may be amended by the Court (with the consent of the Company and Parent, each acting reasonably) pursuant to section 192(4) of the CBCA, made in connection with the Arrangement following the application therefor contemplated by the Arrangement Agreement;

“Letter of Transmittal” means a letter of transmittal to be forwarded or made available by the Company to either the Shareholders or the Warrantholders, as the case may be, in a form acceptable to Subco, acting reasonably, for use by such Shareholders or such Warrantholders, as applicable, in connection with the Arrangement as contemplated herein;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, encumbrances, restrictions, adverse claims or other claims of third parties of any kind;

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“Notice of Dissent” means a written notice provided by a registered Shareholder to the Company setting forth such registered Shareholder’s objection to the Arrangement Resolution and exercise of Dissent Rights;

“Option Consideration” has the meaning given in Section 2.2(e);

“Optionholder” means a holder of Options;

“Option” means an outstanding option to purchase Company Shares issued pursuant to the Stock Option Plan;

“Option Loan” has the meaning given in Section 2.2(c);

“Parent” means United States Steel Corporation, a corporation existing under the laws of Delaware;

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Plan of Arrangement” means this plan of arrangement, and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;

“Share Consideration” shall mean $38.50 cash, subject to adjustment in accordance with Section 2.6;

“Shareholders” means, at any time and unless the context otherwise requires, the registered holders of Company Shares at such time;

“Specified Third Party Debt” means indebtedness or borrowed money owed by the Company or any Subsidiary that is specified by Parent to be repaid on the Effective Date in accordance with the Arrangement Agreement;

“Stock Option Plan” means the incentive stock option plan of the Company, established on May 10, 2006;

“Subco” means 1344973 Alberta ULC, an unlimited liability company existing under the laws of Alberta;

“Tax Act” means the Income Tax Act (Canada);

“Third Party Debt Payoff Loans” has the meaning given in Section 2.2(c);

“Warrant Consideration” has the meaning given in Section 2.2(f);

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“Warrant Indenture” means the Warrant Indenture dated as of March 31, 2006 between the Company and CIBC Mellon Trust Company, as trustee;

“Warrant” means an outstanding warrant to purchase Company Shares issued pursuant to the Warrant Indenture;

“Warrant Loan” has the meaning given in Section 2.2(c); and

“Warrantholder” means a holder of Warrants.

1.2	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4	Time

All times expressed herein or in any Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.5	Currency

All references to currency in this Plan of Arrangement are to Canadian dollars, being lawful money of Canada, unless otherwise specified.

1.6	Statutory References

Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

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ARTICLE 2

THE ARRANGEMENT

2.1	Effectiveness

This Plan of Arrangement is made pursuant to, and is subject to the provisions of the Arrangement Agreement. This Plan of Arrangement will become effective at the Effective Time (except as otherwise provided herein) and will be binding from and after the Effective Time on: (i) the Company (ii) Subco; (iii) Parent; (iv) all holders and all beneficial owners of Company Shares; (v) all holders and all beneficial owners of Options; (vi) all holders and all beneficial owners of Warrants; (vii) all holders of Specified Third Party Debt; (viii) the registrar and transfer agent in respect of the Company Shares; and (ix) the Depositary.

2.2	The Arrangement

Commencing at the Effective Time, the following shall occur and be deemed to occur in the following sequence without any further act or formality required on the part of any Person, except as expressly provided herein:

(a)	Notwithstanding the terms of the 2006 Plan of Arrangement, the 2006 Plan of Arrangement shall be amended to delete section 2.03 in its entirety and the reference to section 2.03 in section 5.01.

(b)	Notwithstanding the terms of the 2006 Final Order, the 2006 Final Order shall be amended to delete paragraph 17 in its entirety.

(c)	Parent (or one of its Affiliates) will provide: (i) one or more loans (the “Third Party Debt Payoff Loans”) to the Company in an aggregate amount equal to the aggregate of all amounts owing under the Specified Third Party Debt required to repay such Specified Third Party Debt; (ii) a loan to the Company equal to the Aggregate Warrant Consideration (the “Warrant Loan”); and (iii) a loan to the Company equal to the Aggregate Option Consideration (the “Option Loan”). The Third Party Debt Payoff Loans, the Warrant Loan and the Option Loan will be evidenced by demand promissory notes issued by the Company to Parent (or applicable Affiliate of Parent);

(d)	immediately upon receipt of the Third Party Debt Payoff Loans, the Company will repay in full all amounts owing under the Specified Third Party Debt;

(e)

notwithstanding the terms of the Stock Option Plan, or the terms of any agreement evidencing the grant of any Options, two minutes after completion of the immediately preceding step and subject to applicable withholdings determined in accordance with Section 5.4, each Option granted and outstanding immediately prior to the Effective Time shall, without any further act or formality by or on behalf of any Optionholder or

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the Company, be transferred by the holder of such Option to the Company, free and clear of all Liens, in exchange for a cash payment from the Company equal to an amount (if any) equal to: (A) the product of the number of Company Shares underlying such Option held by such Optionholder and the Share Consideration, less (B) the aggregate exercise price payable under such Option by such Optionholder to acquire the number of Company Shares underlying such Option (the difference (if any) being, the “Option Consideration”). All Options granted and outstanding immediately prior to the Effective Time shall thereafter be cancelled and terminated;

(f)	notwithstanding the terms of the Warrant Indenture, or the terms of any agreement evidencing the grant of any Warrants, two minutes after completion of the step in Section 2.2(d) and subject to applicable withholdings determined in accordance with Section 5.4, each Warrant granted and outstanding immediately prior to the Effective Time shall, without any further act or formality by or on behalf of any Warrantholder or the Company, be transferred by the holder of such Warrant to the Company, free and clear of all Liens, in exchange for a cash payment from the Company equal to an amount (if any) equal to: (A) the product of the number of Company Shares underlying such Warrant held by such Warrantholder and the Share Consideration, less (B) the aggregate exercise price payable under such Warrant by such Warrantholder to acquire the number of Company Shares underlying such Warrant (the difference (if any) being, the “Warrant Consideration”). All Warrants granted and outstanding immediately prior to the Effective Time shall thereafter be cancelled and terminated;

(g)	two minutes after completion of the immediately preceding step, each Company Share in respect of which Dissent Rights have been validly exercised before the Effective Time shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to Subco in consideration for a debt claim against Subco in an amount determined and payable in accordance with Article 3, and the name of such holder will be removed from the register of Shareholders (in respect of the Company Shares for which Dissent Rights have been validly exercised before the Effective Time), and Subco shall be recorded as the registered holder of Company Shares so transferred and shall be deemed to be the legal and beneficial owner of such Company Shares, free and clear of any Liens;

(h)

two minutes after completion of the immediately preceding step, each Company Share outstanding immediately prior to the Effective Time (including any Company Share issued upon the effective exercise of Options or Warrants prior to the Effective Date), other than Company Shares held by Subco and its affiliates, and other than Company Shares

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held (or previously held) by a Dissenting Shareholder, shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to Subco in exchange for a payment in cash equal to the Share Consideration, subject to applicable withholdings determined in accordance with Section 5.4, and the name of such holder will be removed from the register of holders of Company Shares and Subco shall be recorded as the registered holder of Company Shares so transferred and shall be deemed to be the legal and beneficial owner of such Company Shares, free and clear of any Liens;

(i)	notwithstanding the terms of the Warrant Indenture, the Warrant Indenture shall be terminated; and

(j)	notwithstanding the terms of the Stock Option Plan, the Stock Option Plan shall be terminated.

2.3	Letter of Transmittal

At the time of mailing the Circular or as soon as practicable after the Effective Date, the Company shall forward to each Shareholder and each Warrantholder at the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of Shareholders and Warrantholders, respectively, a Letter of Transmittal and instructions for obtaining delivery of that portion of the Aggregate Share Consideration or the Aggregate Warrant Consideration, as the case may be, payable to such holder following the Effective Date pursuant to this Plan of Arrangement.

2.4	Delivery of Aggregate Share Consideration, Aggregate Option Consideration and Aggregate Warrant Consideration

(a)	On or immediately prior to the Effective Date:

(i)	Subco shall deliver or arrange to be delivered to the Depositary the cash required for the payment of the aggregate Share Consideration (the “Aggregate Share Consideration”) for the Company Shares, which are acquired pursuant to Sections 2.2(g) and 2.2(h), for the benefit of and in trust for the Shareholders entitled to receive Share Consideration for each Company Share held by them in a special account with the Depositary to be paid to or to the order of the respective former holders of such Company Shares without interest;

(ii)	the Company shall deliver or arrange to be delivered to the Depositary the cash required for the payment of the aggregate Warrant Consideration (the “Aggregate Warrant Consideration”) for the Warrants, which are acquired by the Company for cash pursuant to Section 2.2(f), for the benefit of and in trust for the Warrantholders in a special account with the Depositary to be paid to or to the order of the respective former holders of such Warrants without interest; and

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(iii)	the Company shall deliver or arrange to be delivered with the Depositary the cash required for the payment of the aggregate Option Consideration (the “Aggregate Option Consideration”) for the Options, which are acquired by the Company for cash pursuant to Section 2.2(e), for the benefit of and in trust for the Optionholders in a special account with the Depositary to be paid to or to the order of the respective former holders of such Options without interest.

The Aggregate Share Consideration, the Aggregate Warrant Consideration and the Aggregate Option Consideration shall be cash, denominated in Canadian dollars in same day funds payable. Such money shall not be used for any purpose except as provided in this Plan of Arrangement. Upon delivery of the Aggregate Share Consideration, the Aggregate Warrant Consideration and the Aggregate Option Consideration, Subco shall be fully and completely discharged from its obligation to pay the Aggregate Share Consideration to the former Shareholders and the Company shall be fully and completely discharged from its obligation to pay the Aggregate Warrant Consideration to the former Warrantholders and the Aggregate Option Consideration to former Optionholders, and, in each case, the rights of such holders shall be limited to receiving, without interest, from the Depositary their proportionate part of the money so deposited in accordance with this Plan of Arrangement. Any interest on the deposit of the Aggregate Share Consideration shall belong to Subco. Any interest on the deposit of the Aggregate Warrant Consideration or the Aggregate Option Consideration shall belong to the Company.

(b)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares which were acquired for the applicable Share Consideration in accordance with Section 2.2(h), together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Company Shares formerly represented by such certificate under the CBCA and the bylaws of the Company and such additional documents and instruments as Parent, Subco or the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and as soon as practicable after the Effective Time the Depositary shall deliver to such holder, by cheque (or, if required by Applicable Law, a wire transfer) for the aggregate Share Consideration such holder is entitled to receive under the Arrangement (together, if applicable, with any unpaid dividends or distributions declared on the Company Shares, if any, prior to the Effective Time) in accordance with Section 2.2(h).

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(c)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Warrants which were acquired for the applicable Warrant Consideration in accordance with Section 2.2(f), together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Warrants formerly represented by such certificate under the CBCA and the bylaws of the Company and such additional documents and instruments as Parent, Subco or the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and as soon as practicable after the Effective Time the Depositary shall deliver to such holder, by cheque (or, if required by Applicable Law, a wire transfer) for the aggregate Warrant Consideration such holder is entitled to receive under the Arrangement in accordance with Section 2.2(f).

(d)	As soon as practicable after the Effective Time, the Depositary shall deliver on behalf of the Company to each Optionholder as reflected on the books and records of the Company a cheque (or, if required by Applicable Law, a wire transfer) representing payment of the portion of the Aggregate Option Consideration to which such Optionholder is entitled in accordance with Section 2.2(e).

(e)	In the event of a transfer of ownership of Company Shares that was not registered in the applicable securities register of the Company, the aggregate Share Consideration payable for such Company Shares in accordance with Section 2.2(h) may be delivered to the transferee if the certificate representing such Company Shares is presented to the Depositary as provided in Section 2.4(b), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid. In the event of a transfer of ownership of Warrants that was not registered in the applicable securities register of the Company, the aggregate Warrant Consideration payable for such Company Shares in accordance with Section 2.2(f) may be delivered to the transferee if the certificate representing such Warrants is presented to the Depositary as provided in Section 2.4(c), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

2.5	Expiration of Rights

Subject to applicable escheat laws, any amounts deposited with the Depositary for the payment of the Aggregate Share Consideration, the Aggregate Warrant Consideration or the Aggregate Option Consideration which remain unpaid or unclaimed on the date which is six years from the Effective Date shall be forfeited to Subco and paid over to or as directed by Subco and the former Shareholders, Warrantholders and Optionholders shall thereafter have no right to receive their respective entitlement to the Aggregate Share Consideration, the Aggregate Option Consideration or the Aggregate Warrant Consideration, as applicable.

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2.6	Dividends and Distributions

If the Company declares, sets aside or pays any dividend on, or makes any other actual, constructive or deemed distribution in respect of any of the Company Shares, or otherwise makes any payments to the Shareholders in their capacity as such, during the period commencing on the date of the Arrangement Agreement and ending on the Effective Date, Subco may reduce the amount of the Share Consideration by any amount it determines in its sole discretion, provided that such discount shall not exceed the amount of such dividend, distribution or payment received per Company Share. No dividend or other distribution declared or made after the Effective Time with respect to the Company Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Company Shares.

2.7	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Dissent Rights

(a)	Each Shareholder may exercise rights of dissent with respect to its Company Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this Section 3.1 (the “Dissent Rights”); provided that a Notice of Dissent is received by the Company by no later than 5:00 p.m. (Toronto time) on the Business Day that is two Business Days prior to the date of the Company Meeting, or, if the Meeting is adjourned or postponed, 5:00 p.m. (Toronto time) on the Business Day that is two Business Days preceding the date of such adjourned or postponed Company Meeting.

(b)

Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their respective Company Shares, without any further act or formality on their part, free and clear of all Liens, to Subco as provided in Section 2.2(g), and such Shareholders who: (i) are ultimately determined to be entitled to be paid fair value for their respective Company Shares shall be entitled to a payment of cash equal to such fair value, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Company Shares had such Shareholders not exercised their Dissent Rights; or (ii) are ultimately determined not to be entitled, for any reason, to be paid fair value for their respective

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Company Shares shall have participated and shall be deemed to have participated in the Arrangement, as at the time stipulated in Section 2.2(h), on the same basis as a non-Dissenting Shareholder and shall receive cash consideration in respect of their respective Company Shares on the basis set forth in Article 2.

(c)	In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Optionholders; (ii) Warrantholders; and (iii) Shareholders who vote in favour of the Arrangement Resolution.

(d)	In no case shall the Company, Subco, the Depositary, the registrar and transfer agent in respect of the Company Shares or any other Person be required to recognize a Dissenting Shareholder as a holder of Company Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the registers of holders of Company Shares as at the Effective Time as provided in Article 2.

ARTICLE 4

CERTIFICATES

4.1	Certificates

From and after the Effective Time, until surrendered as contemplated by Sections 2.4(b) and 2.4(c):

(a)	each certificate formerly representing Company Shares that, under the Arrangement, were transferred or deemed to be transferred to Subco in return for cash pursuant to Section 2.2 shall represent and be deemed, at all times after the time stipulated in Section 2.2(g) or 2.2(h), to represent only the right to receive upon such surrender the applicable Share Consideration specified in Section 2.2(g) or 2.2(h); and

(b)	each certificate formerly representing Warrants that, under the Arrangement, were transferred or deemed to be transferred to the Company in return for cash pursuant to Section 2.2, shall represent and be deemed, at all times after the time stipulated in Section 2.2(f), to represent only the right to receive upon such surrender the applicable Warrant Consideration specified in Section 2.2(f).

4.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares or Warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will pay such Person the cash that such Person would have been entitled to had such share or warrant certificate not been lost, stolen or destroyed. When authorizing such payment in exchange for any

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lost, stolen or destroyed certificate, the Person to whom cash is to be paid shall, at the sole discretion of Subco, give a bond satisfactory to Subco in such sum as Subco may direct or otherwise indemnify the Depositary and Subco in a manner satisfactory to each of them against any claim that may be made against the Depositary or Subco with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 5

GENERAL

5.1	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Company Shares, Warrants and Options issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of Company Shares, Warrants and Options, and the Company, Parent, Subco, the Depositary and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares, Warrants or Options shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.2	Amendment

(a)	Subject to Sections 5.2(b), 5.2(d) and 5.2(e), the Company, Parent and Subco reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be contained in a written document which is (i) agreed to in writing by the Company, Parent and Subco, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to Shareholders, Warrantholders and/or Optionholders if and in the manner as required by the Court.

(b)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, Parent and Subco shall be entitled, at any time prior to or following the Company Meeting, to modify this Plan of Arrangement to increase the consideration Subco is prepared to make available to Shareholders, Warrantholders or Optionholders pursuant to the Arrangement, whether or not the board of directors of the Company has changed its recommendation, provided that Parent and Subco shall use their commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to the Company. Any such proposed amendment, modification or supplement to this Plan of Arrangement shall become part of this Plan of Arrangement for all purposes.

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(c)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Parent or Subco at any time prior to or at the Company Meeting (provided that the Company, Parent and Subco shall have consented thereto in writing), with or without any prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(d)	Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if: (i) it is agreed to by each of the Company, Parent and Subco; (ii) it is filed with the Court (other than amendments contemplated in Section 5.2(b) or 5.2(e), which shall not require such filing), and (iii) if required by the Court, it is consented to by holders of the Company Shares voting in the manner directed by the Court.

(e)	Any amendment, modification and/or supplement to this Plan of Arrangement may be made by Subco unilaterally after the Effective Date without the approval of the Shareholders, the Company or Parent provided that it concerns a matter which, in the reasonable opinion of Subco, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the former Shareholders, Warrantholders and Optionholders.

5.3	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

5.4	Withholding Rights

The Company, Parent, Subco, one or more other subsidiaries of Parent or the Depositary, as the case may be, shall be entitled to directly or indirectly deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Plan of Arrangement to any Shareholder, Optionholder or Warrantholder such amounts as are entitled or required to be deducted and withheld with respect to the making of such payment under the Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Applicable Law relating to taxes. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Entity directly or indirectly by the Company, Parent, Subco or one or more Subsidiaries of Parent or the Depositary, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Plan of Arrangement as having been paid to the Shareholders, Optionholders or Warrantholders, as the case may be, in respect of which such deduction and withholding was made by the Company, Parent, Subco, one or more Subsidiaries of the Parent or the Depository, as the case may be, provided that such withheld amounts are actually remitted to the appropriate Governmental Entity within the time required and in accordance with Tax Act or any other provision of domestic or foreign (whether national, federal, provincial, state, local or otherwise) Applicable Law relating to taxes.

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EXHIBIT B

ARRANGEMENT RESOLUTION

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF

STELCO INC.

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”) involving Stelco Inc. (the “Company”), United States Steel Corporation (“Parent”) and 1344973 Alberta ULC (“Subco”), as more particularly described and set forth in the management information circular (the “Circular”) of the Company accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”) involving the Company, the full text of which is set out as Schedule A to the Arrangement Agreement made as of August 26, 2007 between Parent, the Company and Subco (the “Arrangement Agreement”) (as the Plan of Arrangement may be modified or amended in accordance with its terms) is hereby authorized, approved and adopted.

3.	Notwithstanding that this resolution has been passed, and the Arrangement adopted, by the holders of common shares of the Company (“Common Shares”) or that the Arrangement has been approved by the Superior Court of Justice (Ontario), the directors of the Company are hereby authorized and empowered without further notice to or approval of the holders of Common Shares (i) to amend the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

4.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute, under the seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing.

5.	Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such Person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.